UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Horizon Pharma Public Limited Company

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PRELIMINARY PROXY STATEMENT

DATED MARCH 10, 2017—SUBJECT TO COMPLETION

HORIZON PHARMA PUBLIC LIMITED COMPANY

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 3, 2017

NOTICE AND PROXY STATEMENT

                    , 2017

Dear Fellow Shareholder:

In 2016, Horizon Pharma delivered another exceptional year of financial performance for our shareholders. We also achieved an important milestone for our company, surpassing $980 million in GAAP net sales and $1 billion in non-GAAP adjusted net sales1 following rapid growth and transformation over the last five years. In 2011, for perspective, we generated $7 million in sales in our first year as a publicly traded company.

We’ve accomplished a great deal over the last five years – executing on our organic growth opportunities, evolving our business model and completing six acquisitions that have diversified our company from two to 11 medicines, led now by our fast-growing orphan medicines.

In 2016, we delivered GAAP net sales and non-GAAP adjusted net sales of $981 million and $1.046 billion1, respectively, increases of 30 percent and 38 percent, respectively, over the prior year, driven by growth in each of our three business units: orphan, rheumatology and primary care. In 2016, our GAAP net loss, non-GAAP adjusted net income and adjusted EBITDA2 were $167 million3, $354 million and $471 million, respectively4. We also ended 2016 with a cash balance of $509 million.

In addition to delivering on our financial commitments, we continued to shape and transform our company, completing two strategic transactions that brought us three rare disease medicines – KRYSTEXXA, for refractory chronic gout, PROCYSBI for the rare genetic disease, nephropathic cystinosis, and QUINSAIR for chronic pulmonary infections associated with cystic fibrosis. We expect KRYSTEXXA and PROCYSBI in particular to be meaningful growth drivers for our orphan business and we believe that combined both medicines will exceed $550 million in peak year sales. We also secured contracts with three leading pharmacy benefit managers to improve patient access and long-term durability for our clinically differentiated primary care medicines.

While our talented team of employees executed well on our business strategy over the past year, 2016 was a challenging year for our sector and our share price, driven in part by uncertainty surrounding U.S. healthcare policy, which has continued into 2017. Horizon Pharma’s one-year total shareholder return in 2016 declined 25 percent, in line with our peer group5 as well as the NASDAQ Biotechnology Index (NBI). However, a longer-term view on our total shareholder return demonstrates that Horizon Pharma has significantly outperformed its peer group and the NBI over the last three- and five-year periods: up 112 percent in the three-year period, as compared to 19 percent for our peer group and 18 percent for the NBI and up nearly 305 percent in the five-year period, as compared to 210 percent for our peer group and 159 percent for the NBI.

We were also recognized in multiple “Best Places to Work Surveys” in 2016, including the 2016 Crain’s Chicago Business Best Places to Work for Women Over 35, 2016 100 Best Medium Workplaces by Fortune Magazine and 2016 Chicago Tribune’s Top Midsize Workplaces.

Overall, I am very pleased with our team’s performance. We are delivering on our core principles, including strong commercial execution, a disciplined business development strategy, the clinical development of medicines for patients in need and expanding patient access while increasing affordability of our medicines. Moving forward, we will continue to drive and motivate our growing organization with the goal of delivering continued strong financial performance that creates market-leading shareholder value.

[1]	On September 26, 2016, Horizon Pharma agreed to pay Express Scripts, Inc. (Express Scripts) $65 million as part of a litigation settlement, which was recorded as a one-time reduction to GAAP net sales for the three months ended September 30, 2016, in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The exclusion of the $65 million settlement from GAAP net sales is the only adjustment reflected in 2016 non-GAAP adjusted net sales.
[2]	Adjusted earnings before interest, taxes, depreciation and amortization and other amounts (Adjusted EBITDA) are used and provided by us as non-GAAP financial measures so our investors have a more complete understanding of Horizon Pharma’s financial performance. In addition, this non-GAAP financial measure is among the indicators our management uses for planning and forecasting purposes and measuring the Company’s performance.
[3]	2016 net losses were primarily due to the impairment of in-process research and development and other wind-down costs and charges related to the discontinuation of ACTIMMUNE development for Friedreich’s ataxia and acquisition-related costs primarily related to the acquisition of Raptor Pharmaceutical Corp. (Raptor).
[4]	Please refer to the discussion of non-GAAP financial measures and the reconciliations thereof to GAAP measures beginning on page 107 of our Annual Report on Form 10-K for the year ended December 31, 2016, which discussion and reconciliations are incorporated herein by reference.
[5]	The peer group used for the total shareholder return (TSR) calculations for the 1-, 3- and 5-year periods ending December 31, 2016 is our August 2015 peer group (shown on page 28) but excludes Medivation, Inc. from such calculations because it was acquired by Pfizer, Inc. in September 2016.

You are cordially invited to attend the Annual General Meeting of Shareholders on Wednesday, May 3, 2017, at 3:00 p.m. local time at our corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Whether or not you plan to attend the Annual General Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by internet, by toll-free telephone call or by signing and dating the enclosed proxy card.

Thank you for your continued support.

Sincerely,

Timothy P. Walbert
Chairman, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on Wednesday, May 3, 2017, at 3:00 p.m. Local Time at Our Corporate Headquarters, Located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Dear Shareholder:

We will be holding the Annual General Meeting of Shareholders of Horizon Pharma plc on Wednesday, May 3, 2017, at 3:00 p.m. local time at our corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland for the following purposes:

1.	Proposal 1: To elect, by separate resolutions the two nominees for Class III directors named herein to hold office until the 2020 Annual General Meeting of Shareholders.

2.	Proposal 2: To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017, and to authorize the Audit Committee of our Board of Directors (Board) to determine the auditors’ remuneration.

3.	Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

4.	Proposal 4: To authorize us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

5.	Proposal 5: To approve an amendment to our Articles of Association to provide that, in the event of a contested director election, directors will be elected by a plurality voting standard.

6.	To conduct any other business properly brought before the meeting.

The Board recommends that you vote FOR each of the nominees for director named herein and FOR Proposals 2 through 5.

Our Irish statutory financial statements for the fiscal year ended December 31, 2016, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual General Meeting.

For the purposes of our Articles of Association, Proposals 1 and 2 and the receipt and consideration of the Irish statutory financial statements by us at the Annual General Meeting are deemed to be ordinary business, and Proposals 3, 4 and 5 are deemed to be special business. Shareholders of as of March 6, 2017, the record date for the Annual General Meeting, are entitled to notice of the Annual General Meeting and to vote at the Annual General Meeting or any adjournment or postponement thereof.

We ask that you review the Proxy Statement carefully and complete, sign, date and return the enclosed proxy card in the envelope provided or vote over the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Proxy Statement and Annual Report to shareholders are available at www.edocumentview.com/hznp.

By Order of the Board of Directors

David G. Kelly

Company Secretary

Dublin 4, Ireland

                    , 2017

PROXY STATEMENT SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	6

PROPOSAL 1—ELECTION OF DIRECTORS	10

THE BOARD OF DIRECTORS AND ITS COMMITTEES	13

Overview	13

Independence of the Board of Directors	13

Code of Ethics	13

Board Leadership Structure	13

Role of the Board in Risk Oversight	14

Director Selection	14

Committees of the Board of Directors	15

Shareholder Communications with the Board of Directors	17

EXECUTIVE OFFICERS	18

COMPENSATION DISCUSSION AND ANALYSIS	20

Executive Summary	21

Objectives and Philosophy	26

Compensation Determination Process	26

Elements of Executive Compensation	28

Additional Compensation Policies and Practices	31

EXECUTIVE COMPENSATION	35

Summary Compensation Table	35

Grants of Plan-Based Awards	37

Outstanding Equity Awards at December 31, 2016	39

Option Exercises and Stock Vested	40

Pension Benefits	40

Nonqualified Deferred Compensation	41

Potential Payments Upon Termination or Change in Control	41

NON-EMPLOYEE DIRECTOR COMPENSATION	44

EQUITY COMPENSATION PLAN INFORMATION	45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46

Policies and Procedures for Transactions with Related Persons	46

Certain Related-Person Transactions	46

PROPOSAL 2 - APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION	48

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION	50

PROPOSAL 4 - AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES	51

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding our business and 2016 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2016.

Voting Items and Board Recommendations

Proposal		Board Recommendations
1	Election of Directors (page 10)	FOR All Nominees

2	Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration (page 48)	FOR

3	Approval, on an Advisory Basis, of Executive Compensation (page 50)	FOR

4	Authorization to Make Market Purchases of Ordinary Shares (page 51)	FOR

5	Amendment of Articles of Association to Provide that, in the Event of a Contested Director Election, Directors Will be Elected by a Plurality Voting Standard (page 52)	FOR

Business Overview

In 2016, we delivered strong results to create long-term value for our shareholders. We continued to progress on our long-term strategy of building a more-diversified and durable, high-growth biopharmaceutical company anchored by a growing mix of rare disease medicines. We have grown both organically and through strategic acquisitions and today have 11 medicines across three business units: orphan, rheumatology and primary care.

Meeting and Voting Information

Time and Date:	3:00 p.m. local time on Wednesday, May 3, 2017
Place:	Our corporate headquarters located at, Connaught House, 1st Floor 1, Burlington Road, Dublin 4, D04 C5Y6, Ireland
Record Date:	March 6, 2017
How to Vote:	Shareholders as of the record date are entitled to vote and may do so in-person at the Annual General Meeting, by returning the completed enclosed proxy card, via Internet at www. envisionreports.com/hznp or by telephone at 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada.

Strong and Consistent Financial Performance

In 2016, we delivered another record sales year and achieved an important milestone for our company, surpassing $1 billion in non-GAAP adjusted net sales in 2016 following rapid growth and transformation over the last five years. In 2011, for perspective, we generated $7 million in sales in our first year as a publicly traded company.

Note:	The 2014 and 2015 total net sales of $297 million and $757 million, respectively, represent GAAP net sales and the 2016 total net sales of $1,046 million represents non-GAAP adjusted net sales. On September 26, 2016, Horizon Pharma agreed to pay Express Scripts $65 million as part of a litigation settlement, which was recorded as a one-time reduction to GAAP net sales for the three months ended September 30, 2016, in accordance with GAAP. The exclusion of the $65 million settlement from GAAP net sales is the only adjustment reflected in 2016 non-GAAP adjusted net sales.

Diversification and Growth

We’ve accomplished a great deal over the last five years – executing on our organic growth opportunities, evolving our business model and completing six acquisitions that have diversified our company from two medicines in 2013 to 11 medicines in 2016 across three business units: orphan, rheumatology and primary care.

In addition to delivering on our financial commitments, we continued to shape and transform our company in 2016, completing two strategic transactions that brought us three rare disease medicines – KRYSTEXXA, for refractory chronic gout, PROCYSBI for the rare genetic disease, nephropathic cystinosis, and QUINSAIR for chronic pulmonary infections associated with cystic fibrosis. We also delivered on our commitment to secure greater formulary access for our primary care medicines providing improved patient access and long-term durability for our clinically differentiated primary care medicines.

Total Shareholder Return

While our talented team of employees executed well on our business strategy over the past year, 2016 was a challenging year for our sector and our share price, driven in part by uncertainty surrounding U.S. healthcare policy, which has continued into 2017. Our one-year TSR in 2016 declined 25 percent, in line with our peer group as well as the NBI. However, a longer-term view on our TSR demonstrates that we have significantly outperformed our peer group and the NBI over the last three-and five-year periods.

Note: The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ending December 31, 2016 is our August 2015 peer group (shown on page 28) but excludes Medivation, Inc. from such calculations because it was acquired by Pfizer, Inc. in September 2016.

Director Nominees and Continuing Directors

Name	Age	Director Since	Principal Position	Independent	Other Current Public Boards

2017 Director Nominees(1)
Timothy P. Walbert	50	2008	Chairman, President and Chief Executive Officer	No	2(2)
Gino Santini	60	2012	Chairman, AMAG Pharmaceuticals, Inc.	Yes	3

Continuing Directors
William F. Daniel	65	2014	Director, Malin Corporation plc	Yes	1
H. Thomas Watkins	64	2014	Chairman, Vanda Pharmaceuticals Inc.	Yes	1
Michael Grey	64	2011	Executive Chairman of Amplyx Pharmaceuticals, Inc. and Chairman and Chief Executive Officer, Reneo Pharmaceuticals, Inc.	Yes	2
Jeff Himawan, Ph.D.	51	2007	Managing Director, Essex Woodlands Health Ventures, L.P.	Yes	2
Ronald Pauli	56	2011	Chief Financial Officer, BioQ Pharma, Inc.	Yes	-

(1)	There are three directors whose term of office expires in 2017, one of whom, Virinder Nohria, M.D. Ph.D., will not be subject to re-election at the 2017 Annual General Meeting.

(2) Excludes XOMA Corporation as Mr. Walbert is not standing for re-election in May 2017.

Corporate Governance Highlights

	Independent Oversight		Continuous Improvement
•	Six out of eight of our directors are independent	•	Annual Board and committee self-evaluations
•	All Board committees are comprised solely of independent directors	• •	Risk oversight by the full Board and committees Ongoing shareholder engagement efforts
•	Lead independent director with clearly delineated duties
•	Diverse Board in terms of experience, education and talents
	Strong Governance Practices		Shareholder Rights
•	Regular executive sessions of independent directors	•	Majority voting for elections of directors(1)
•	Independent compensation consultant reporting directly to the Compensation Committee	•	Shareholder ability to call extraordinary general meeting
•	Board and committees may engage outside advisors independently of management	•	Directors may be removed by ordinary resolution with majority vote of the shareholders
•	Share ownership guidelines for directors and executive officers
•	Annual advisory approval of executive compensation
•	Anti-hedging/pledging policy
(1)	We are proposing, as described in this Proxy Statement, an amendment to our Articles of Association to provide that, in the event of a contested director election, directors will be elected by a plurality voting standard. See Proposal 5 for further details.

Executive Compensation Overview

Our executive compensation program emphasizes three major pay considerations and this is how we currently achieve them.

	Pay Considerations	What We Do	What We Don’t Do
➢	Long-Term Performance	Aligned executive compensation with corporate and individual performance	No guaranteed bonuses or salary increases
➢	Executive and Shareholder Alignment	Maintain strong share ownership guidelines for our directors and executives	No single-trigger vesting of equity upon a change in control
		Two-year post-vesting holding requirements on performance stock unit (PSU) grants	No repricing of stock options without shareholder approval
		Apply anti-pledging and anti-hedging policy for Company shares	No dividends or dividend equivalents are paid on unearned shares
Engage an independent advisor reporting directly to the Compensation Committee
➢	Risk Mitigation	Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results
Conduct compensation risk assessments

With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage – and reward – successful execution of this business strategy. We utilize the following compensation elements to achieve this:

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	Annual	Recognition of an individual’s role and responsibilities; provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Variable pay designed to reward achievement of annual financial and corporate objectives and individual goals
Long-Term Incentives	Equity (variable), Cash Long-Term Incentive Program (LTIP) (variable)	Multi-year

Promotes an ownership culture and aligns the interests of executives with those of shareholders; provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation; and supports the Company’s retention strategy

Shareholder Engagement

We value the views of our shareholders, and have made meaningful engagement with our shareholders on compensation and governance issues a priority. Feedback garnered during these outreach efforts informs the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program on a go-forward basis. For the past three years, led by the Chairman of our Compensation Committee, we have conducted continued and consistent engagement with our shareholders.

Last year at the 2016 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of approximately 64 percent of the shares voted. Our Board was disappointed in this outcome and, through shareholder engagement, we realized that several shareholders were not supportive of the front-loaded equity grant approach (where we granted three-year performance shares to our executive team) in 2015 and the reported value of those grants (although the realized value was and still is effectively zero).

Since that meeting, our Compensation Committee and management has conducted a comprehensive shareholder outreach and engagement program to solicit feedback, understand investor concerns and further discuss the mechanisms and rationale of the 2015 grants. We reached out to shareholders representing more than 40 percent of our outstanding ordinary shares, as well as two of the leading proxy advisory firms, Institutional Shareholder Services, Inc. and Glass Lewis & Co. These discussions have been productive and informative, and have helped ensure that our Board’s ongoing decisions are aligned with shareholder objectives. During these discussions, our shareholders have generally been supportive of our business and growth strategy as well as our compensation philosophy.

In addition, in response to the input we received from our shareholders during these discussions:

•	The next time that we grant equity awards to our executive officers such awards will not be “front-loaded” awards that are intended to cover a multiple-year period.

•	We have enhanced the design and disclosure in our Compensation Discussion and Analysis and added a Proxy Statement Summary to make our Proxy Statement more reader friendly and better illustrate how our pay decisions are tied to our performance.

•	We will continue to examine our peer group constituents going forward to ensure that this group is appropriate in light of our size, complexity and profitability.

•	We will maintain ongoing communication with our shareholders, as we have for the last three years.

•	We intend to manage our equity incentive plan burn rate for future years.

Additionally, as we have previously committed, at the expiration of the three-year PSU performance period in 2018, any of the PSUs that are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of shares available for grant under our equity plan.

Please see our Compensation Discussion and Analysis on page 20 for additional information on our compensation philosophy.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board is soliciting your proxy to vote at the Annual General Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual General Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

How do I attend the Annual General Meeting?

The meeting will be held on Wednesday, May 3, 2017, at 3:00 p.m. local time at our corporate headquarters, located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland. Directions to the Annual General Meeting may be found at https://www.google.com/maps/place/Connaught+House,+Burlington+Rd,+Dublin+4,+Ireland. Information on how to vote in person at the Annual General Meeting is provided below. However, you do not need to attend the Annual General Meeting to vote your ordinary shares.

Who can vote at the Annual General Meeting?

Only shareholders of record at the close of business on March 6, 2017 will be entitled to vote at the Annual General Meeting. On this record date, there were 162,362,764 of our ordinary shares outstanding and entitled to vote.

Shareholder of Record (shares registered in your name). If on March 6, 2017, your shares were registered in your name in our Register of Members which is maintained by Horizon Pharma’s transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner (shares registered in the name of a broker or bank). If on March 6, 2017, your shares were not registered in your name in our Register of Members, but rather held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Election of two Class III directors named in this Proxy Statement to hold office until the 2020 Annual General Meeting of Shareholders (Proposal 1);

•	Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017 and the authorization of the Audit Committee of our Board to determine the auditors’ remuneration (Proposal 2);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3);

•	Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares (Proposal 4); and

•	Approval of an amendment to our Articles of Association to provide that, in the event of a contested director election, directors will be elected by a plurality voting standard (Proposal 5).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” or “Against” each Class III director nominee or you may abstain from voting for all or any of the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record. If you are a shareholder of record, you may vote in person at the Annual General Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual General Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual General Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 2, 2017, to be counted.

•	To vote through the internet, go to http://www.envisionreports.com/hznp to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 2, 2017, to be counted.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or through the internet as instructed by your broker or bank. To vote in person at the Annual General Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Joint Holders. In the case of joint holders of record, any one of such holders may vote either in person or by proxy in respect thereof as if he or she were the sole holder thereof, but the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Company’s Register of Members.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of March 6, 2017.

What happens if I do not vote?

Shareholder of Record. If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual General Meeting, your shares will not be voted.

Beneficial Owner. If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 3, 4 or 5 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, then the Company designated proxy holders (one of the individuals named on your proxy card) will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If any other matter is properly presented at the meeting, your proxy holder will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We have retained MacKenzie Partners, Inc. (MacKenzie), a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $20,000 plus expenses. The cost of soliciting proxies incurred by the Company and MacKenzie, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of the Company’s ordinary shares, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in each set of proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record. Yes, you can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Horizon Pharma’s Company Secretary at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

•	You may attend the Annual General Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Do I need a ticket to attend the Annual General Meeting?

You will need an admission ticket or proof of ownership of ordinary shares to enter the Annual General Meeting. If you are a shareholder of record, your admission ticket is the top half of the proxy card sent to you. If you plan to attend the Annual General Meeting, please so indicate when you vote and bring the ticket with you to the Annual General Meeting. If your shares are held in the name of a bank, broker or other holder of record, you do not need an admission ticket, but you will need proof of ownership to be admitted to the Annual General Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual General Meeting without an admission ticket or proof of ownership of ordinary shares, we will admit you only if we are able to verify that you are a shareholder of our company.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for each of the proposals, votes “For” and “Against,” abstentions and, as applicable, broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual General Meeting. Abstentions and broker non-votes will not, however, be considered votes cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 162,362,764 ordinary shares outstanding and entitled to vote. Thus, the holders of 81,181,383 ordinary shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, within one hour of the time appointed for the Annual General Meeting, the Annual General Meeting will stand adjourned to May 10, 2017, at 3:00 p.m. local time at the same location, or such other time or place as the Board may determine.

Assuming there is a quorum of shares present at the Annual General Meeting, how many votes are needed to approve each proposal?

	Proposal	Vote Required
1.	Election of Directors	Majority of the votes cast
2.	Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	Majority of the votes cast
3.	Approval, on an Advisory Basis, of Executive Compensation	Majority of the votes cast
4.	Authorization to Make Market Purchases of Ordinary Shares	Majority of the votes cast
5.	Amendment of Articles of Association to Provide that, in the Event of a Contested Director Election, Directors Will be Elected by a Plurality Voting Standard	75% of the votes cast

How can I find out the results of the voting at the Annual General Meeting?

Preliminary voting results will be announced at the Annual General Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual General Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the Irish statutory financial statements?

We are presenting our Irish statutory financial statements, including the reports of the directors and the statutory auditors thereon, at the Annual General Meeting, and we are making a copy of them available for download in PDF format in the Investors section (see Annual Reports subsection) of our website (www.horizonpharma.com) on or before April 11, 2017. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our Annual General Meetings of Shareholders. The Irish statutory financial statements cover the results of operations and financial position of Horizon Pharma plc for the year ended December 31, 2016. Irish law requires the directors to prepare financial statements for each financial year giving a true and fair view of the state of the group’s and parent company’s affairs at the end of the financial year and of the group’s profit or loss for the financial year. Under that law, the directors have prepared the group’s consolidated financial statements in accordance with U.S. generally accepted accounting principles, as defined in Section 279 of the Irish Companies Act 2014, to the extent that the use of those principles in the preparation of the consolidated financial statements does not contravene any provision of the Irish Companies Act or of any regulations made thereunder and the parent company financial statements in accordance with accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

We will mail without charge, upon written request, a copy of the Irish statutory financial statements to shareholders of record or beneficial owners of our ordinary shares. Requests should be sent to: Horizon Pharma plc, Attention: Company Secretary, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

What proxy materials are available on the internet?

The Proxy Statement and the Annual Report to shareholders are available at www.edocumentview.com/hznp.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. The Board currently consists of eight members (but will be decreased to seven members as described below), as follows:

•	Class I: William F. Daniel and H. Thomas Watkins, whose term will expire at our 2018 Annual General Meeting of Shareholders;

•	Class II: Michael Grey, Jeff Himawan, Ph.D. and Ronald Pauli, whose term will expire at our 2019 Annual General Meeting of Shareholders; and

•	Class III: Virinder Nohria, M.D., Ph.D., Gino Santini and Timothy P. Walbert, whose term will expire at our 2017 Annual General Meeting of Shareholders.

The authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed by ordinary resolution with majority vote of the Company’s shareholders at a general meeting provided that notice of such resolution has been given in accordance with Section 146 of the Irish Companies Act 2014. Vacancies on the Board may be filled only by persons elected by a majority of the directors then in office, provided that a quorum is present. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are currently three directors in Class III whose term of office expires in 2017, one of whom, Virinder Nohria, M.D., Ph.D., will not be subject to re-election at the 2017 Annual General Meeting. In connection with such director’s term expiring, the authorized size of the Board will be decreased to seven members. Each of the nominees listed below in Class III is currently a director of the Company who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. If elected, each of these nominees would serve until the 2020 Annual General Meeting of Shareholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, disqualification or removal.

Class III—Directors Whose Terms Expire at the 2017 Annual General Meeting of Shareholders and are Nominees for Election

Gino Santini, age 60

Director since March 2012

Committee Member: Compensation, Transaction (Chair)

Mr. Santini currently serves as the chairman of the board of directors of AMAG Pharmaceuticals, Inc., a public biopharmaceutical company, and serves on the board of directors of Intercept Pharmaceuticals, Inc. and Collegium Pharmaceutical, Inc., each a public biopharmaceutical company. Mr. Santini serves on the board of directors of Allena Pharmaceuticals, Inc., Artax Biopharma Inc. and Intarcia Therapeutics, Inc., each a private biopharmaceutical company, and is retired from a distinguished career with Eli Lilly and Company, a public pharmaceutical company. Mr. Santini previously served on the board of directors of Sorin SpA, a public medical products group, from 2012 to 2015, when it was acquired by LivaNova PLC and Vitae Pharmaceuticals, Inc., a public biotechnology company, from 2014 to 2016. During his tenure at Eli Lilly and Company from June 1983 to December 2010, Mr. Santini held various leadership positions. Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master’s degree in business administration from the University of Rochester.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Santini’s extensive international and domestic commercial and business development experience brings important insight to the Board as it plans the Company’s future growth.

Timothy P. Walbert, age 50

Chairman of the Board since March 2010, Director since June 2008

Committee Member: None

Mr. Walbert has served as our president and chief executive officer since June 2008 and has served as the chairman of our Board since March 2010. From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biopharmaceutical company which was acquired by Takeda America Holdings, Inc. in June 2009. Prior to that, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a public biopharmaceutical company. From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager, Immunology, where he led the global development and launch of the multi-indication biologic HUMIRA and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie. Mr. Walbert also serves as chairman of the board of Egalet Corporation, a public pharmaceutical company, and sits on the board of directors of Sucampo Pharmaceuticals, Inc., a public biopharmaceutical company. Mr. Walbert serves as Chairman of the Illinois Biotechnology Innovation Organization (iBio) and sits on the board of directors of the Pharmaceutical Research and Manufacturers of America (PhRMA), Biotechnology Innovation Organization (BIO), World Business Chicago (WBC) and the Greater Chicago Arthritis Foundation. Mr. Walbert previously served on the board of directors of Raptor, a public biopharmaceutical company, from 2010 to 2014, and XOMA Corporation, a public biotechnology company, from 2010 to 2017. Mr. Walbert received his bachelor of arts degree in business from Muhlenberg College, in Allentown, Pennsylvania.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Walbert is qualified to serve as a director of the Company on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans the Company’s future growth.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Class I—Directors Continuing in Office Until the 2018 Annual General Meeting of Shareholders

William F. Daniel, age 64

Director since September 2014

Committee Member: Audit (Chair), Compensation

Mr. Daniel, a Chartered Director and Chartered Accountant, is currently a member of the board of directors of Malin Corporation plc, an Irish-based public global life sciences company. Mr. Daniel was President of the Institute of Directors of Ireland from May 2013 to May 2015, and was originally elected to the board of the Institute of Directors in Ireland in June 2010. Mr. Daniel was Executive Vice President and Company Secretary of Elan Corporation plc, a public biotechnology company, and served in that role from December 2001 to December 2013, until the merger of Elan with Perrigo Company plc. He was previously an Executive Director of Elan between 2003 and 2007, having joined the organization as Financial Controller in 1994. He was also a former President of the Financial Executives’ Association of Ireland. Mr. Daniel graduated with a degree in Commerce from the University College Dublin.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Daniel is qualified to serve as a director of the Company on the basis of his valuable financial and corporate governance expertise, which brings important strategic insight to the Boards as it plans the Company’s future growth.

H. Thomas Watkins, age 64

Director since April 2014

Committee Member: Nominating and Corporate Governance (Chair), Transaction

Mr. Watkins has served as chairman of the board of directors of Vanda Pharmaceuticals Inc., a public biopharmaceutical company, since March 2014. Prior to that, Mr. Watkins was the president and chief executive officer and a director of Human Genome Sciences (HGS), a public biopharmaceutical company, from 2004 until HGS was acquired by GlaxoSmithKline in 2012. Before leading HGS, Mr. Watkins spent over twenty years in senior roles at Abbott Laboratories and its affiliates in the United States and Asia, most recently serving as the president of TAP Pharmaceutical Products, Inc. (TAP), which was jointly owned by Abbott and Takeda Pharmaceutical Company, Inc. During his tenure, he led the growth of TAP from approximately $2 billion to over $4 billion in annual revenue. Mr. Watkins began his career in 1974 with Arthur Andersen & Co. From 1979 to 1985, he was a management consultant with McKinsey and Company, Inc., working with multinational companies in the United States, Europe and Japan. Mr. Watkins holds a bachelor’s degree from the College of William and Mary, and a master’s degree in business administration from the University of Chicago Graduate School of Business. Mr. Watkins is also a member of the board of directors of BIO and a member of the board of visitors of The College of William and Mary.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Watkins is qualified to serve as a director of the Company on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans the Company’s future growth.

Class II—Directors Continuing in Office Until the 2019 Annual General Meeting of Shareholders

Michael Grey, age 64

Lead Independent Director since August 2012, Director since September 2011

Committee Member: Audit, Nominating and Corporate Governance, Transaction

Mr. Grey has served as the executive chairman of Amplyx Pharmaceuticals, Inc. (Amplyx), a biotechnology company since January 2017, as chairman and chief executive officer of Reneo Pharmaceuticals, a biotechnology company that he co-founded, since September 2014 and as a venture partner at Pappas Ventures since January 2010. From October 2015 to December 2016, Mr. Grey served as the president and chief executive officer of Amplyx and from February 2011 to June 2014, Mr. Grey served as president and chief executive officer of Lumena Pharmaceuticals, Inc., a biotechnology company, which was acquired by Shire plc in June 2014. Mr. Grey has 40 years of experience in the pharmaceutical and biotechnology industries, and has held senior positions at a number of companies, including president and chief executive officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly and Company in 2008), president and chief executive officer of Trega Biosciences, Inc. (sold to LION Bioscience, Inc. in 2001) and president of BioChem Therapeutic Inc. Mr. Grey also serves on the board of directors of BioMarin Pharmaceutical Inc. and Mirati Therapeutics, Inc., each a public biopharmaceutical company, and on the board of directors of Amplyx, Balance Therapeutics, Inc. and Biothera Pharmaceuticals, Inc. Mr. Grey received a bachelor of science degree in chemistry from the University of Nottingham in the United Kingdom.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Grey is qualified to serve as a director of the Company on the basis of his extensive experience managing pharmaceutical and biopharmaceutical companies, which brings important strategic insight to the Board as it plans the Company’s future growth.

Jeff Himawan, Ph.D., age 51

Director since July 2007

Committee Member: Compensation (Chair), Transaction

Dr. Himawan has been a managing director of Essex Woodlands Health Ventures, a venture capital firm, since 2003, where he joined as a partner in 1999. Prior to that, Dr. Himawan co-founded Seed-One Ventures, an early-stage venture capital firm, where he served as a managing director from 1996 to 1999. Dr. Himawan also currently serves on the board of directors of Catalyst Biosciences, Inc. and MediciNova, Inc., each a public biopharmaceutical company, and on the board of directors of Light Sciences Oncology, Inc. and OMT Therapeutics, Inc. Dr. Himawan received a bachelor of science degree in biology from the Massachusetts Institute of Technology and his doctorate in biological chemistry and molecular pharmacology from Harvard University.

The Nominating and Corporate Governance Committee and the Board believe that, with his doctorate in biological chemistry and molecular pharmacology and as a successful venture capitalist, Dr. Himawan brings important strategic insight to the Board as well as experience working with the investment community.

Ronald Pauli, age 56

Director since September 2011

Committee Member: Audit, Nominating and Corporate Governance

Mr. Pauli has served as chief financial officer of BioQ Pharma, Inc., a private specialty pharmaceutical company, since August 2014. Prior to that, Mr. Pauli was an independent financial consultant to the pharmaceutical industry from September 2012 to July 2014 and held senior positions at a number of biopharmaceutical companies, including chief financial officer at Sagent Pharmaceuticals, Inc. from April 2007 to August 2012, chief financial officer at NeoPharm, Inc. from 2006 to 2007 and corporate controller and interim chief financial officer at Abraxis BioScience, Inc. (formerly American Pharmaceutical Partners, Inc.) from 2002 to 2006. In addition, Mr. Pauli previously served as corporate controller for Applied Power, Inc. and R.P. Scherer Corporation, held multiple finance positions at Kmart Corporation and began his career with Ernst & Whinney. Mr. Pauli received a bachelor of science degree in accounting from Michigan State University and a master’s degree in finance from Walsh College.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Pauli is qualified to serve as a director of the Company on the basis of his financial experience at numerous biotechnology and pharmaceutical companies, which adds valuable expertise in guiding the strategic direction of the Company and working with the investment community.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Overview

In 2016, the Board held seven meetings and did not act by unanimous written consent without a meeting. Each Board member attended 75 percent or more of the aggregate number of meetings of the Board and of the committees on which he served. It is the Company’s policy to encourage directors and nominees for director to attend annual general meetings of shareholders. All of the Company’s current directors attended its 2016 Annual General Meeting of Shareholders.

The Board is committed to exercising good corporate governance practices. As part of this commitment, the Board regularly monitors developments in the area of corporate governance and reviews processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on Horizon Pharma’s website, www.horizonpharma.com, including our Memorandum and Articles of Association, Code of Business Conduct and Ethics, and the charters for the Audit, Compensation, Nominating and Corporate Governance and Transaction Committees. The Board believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board and the robust duties of its lead independent director, empower the Board to effectively oversee the Company’s Chief Executive Officer and provide an effective and appropriately balanced board governance structure.

Independence of the Board of Directors

Seventy-five percent of the members of the Board are independent and all members of committees of the Board are independent. The Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ Stock Market (NASDAQ) listing standards: Mr. Daniel, Mr. Grey, Dr. Himawan, Mr. Pauli, Mr. Santini and Mr. Watkins. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Walbert, the Company’s President and Chief Executive Officer, and Dr. Nohria, a prior employee of Vidara Therapeutics International Public Limited Company (Vidara), are not independent directors by virtue of their current and prior employment with the Company, respectively. To determine independence, the Board reviewed all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm.

As required under applicable NASDAQ listing standards, in fiscal year 2016, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the Code) that applies to all officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code is available on the Company’s website at www.horizonpharma.com. If the Company makes any substantive amendments to the Code or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website or in a current report on Form 8-K.

Board Leadership Structure

The Board has determined that the current leadership structure, in which the offices of Chairman and Chief Executive Officer are held by one individual and an independent director acts as lead independent director, ensures that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight, and is in the best interests of Horizon Pharma and its shareholders.

Chairman/Chief Executive Officer

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Walbert. The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose for the following reasons:

•	Coherent leadership and direction for the Board and executive management;

•	Clear accountability and a single focus for the chain of command to execute the Company’s strategic initiatives and business plans;

•	Mr. Walbert’s extensive industry expertise, leadership experience and history and knowledge of the Company’s business; and

•	By leading management and chairing the Board, the Company benefits from the Chief Executive Officer’s strategic and operational insights, enabling a focused vision encompassing the full range, from long-term strategic direction and day-to-day execution.

Lead Independent Director

The Company requires the election, by the independent directors of the Board, of a lead independent director to serve during any period when there is no independent Chairman of the Board. Because Mr. Walbert is currently serving as Chief Executive Officer and Chairman of the Board, the independent directors of the Board elected Mr. Grey as the lead independent director. The lead independent director serves as the liaison between the Chairman of the Board and the independent directors and his responsibilities include:

•	Facilitates communication with the Board and presides over regularly conducted executive sessions of the independent directors and sessions where the Chairman of the Board is not present;

•	Establishes the agenda for meetings of the independent directors and reviews and approves matters, schedule sufficiency, and, where appropriate, information provided to other Board members;

•	Has the authority to call meetings of the independent directors and, if requested by major shareholders, ensures that he is available for consultation and direct communication; and

•	Conveys messages from meetings of the independent directors to the Chief Executive Officer and makes himself available to discuss with other directors any concerns they may have about the Company and its performance.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken and provides oversight of the performance of our internal audit function and external auditors. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Transaction Committee evaluates potential strategic transactions and financing opportunities, including the risks that such transactions could pose to the Company.

Director Selection

The Nominating and Corporate Governance Committee will consider candidates for the Board who are recommended by shareholders, directors, third-party search firms engaged by the Board and other sources. When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with our business and industry, having high moral character and mature judgment, and being able to work collegially with others. In addition, factors such as the following may be considered:

•	the independence standards established by the Company, the presence of any material interests that could cause a conflict between the Company’s interests and the interests of the director nominee, and the director nominee’s ability to exercise his or her best business judgment in the interest of all shareholders;

•	the director nominee’s ability to devote sufficient time to the business of the Board and at least one of the standing committees of the Board, in light of the number of other boards on which the director nominee serves (for profit and not-for-profit) and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Board;

•	the knowledge, skills and experience of the director nominee, including experience in the industry in which the Company operates, as well as in the general areas of clinical development, business, finance, management and public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; and

•	the director nominee’s experience with accounting rules and practices.

The Nominating and Corporate Governance Committee believes in an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating and Corporate Governance Committee does not have a formal policy in this regard, the diversity of the Board is listed as a factor to be considered in evaluating candidates for the Board, among others, in the Nominating and Corporate Governance Committee Charter, which is available on our website at www.horizonpharma.com.

Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual General Meeting of Shareholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee. See “Other Information –Shareholder Proposals” in this Proxy Statement for additional information.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Transaction Committee. All committees are comprised of independent directors within the meaning of the applicable NASDAQ listing standards. A description of each committee of the Board is described below. The following table provides membership and meeting information for fiscal year 2016 for each of the Board committees:

	Audit(1)	Nominating and Corporate Governance(2)	Compensation(3)	Transaction(4)
Timothy P. Walbert
Michael Grey
William F. Daniel
Jeff Himawan, Ph.D.
Virinder Nohria, M.D., Ph.D.(5)
Ronald Pauli
Gino Santini
H. Thomas Watkins
Total meetings in fiscal year 2016	7	4	7	8

= Chair	= Member	= Lead Independent Director

(1)	Effective as of February 2017, the Audit Committee consists of Mr. Daniel, Mr. Grey and Mr. Pauli, with Mr. Daniel serving as the chair.
(2)	Effective as of February 2017, the Nominating and Corporate Governance Committee consists of Mr. Grey, Mr. Pauli and Mr. Watkins, with Mr. Watkins serving as the chair.
(3)	Effective as of February 2017, the Compensation Committee consists of Mr. Daniel, Dr. Himawan and Mr. Santini, with Dr. Himawan serving as the chair.
(4)	Effective as of February 2017, the Transaction Committee consists of Dr. Himawan, Mr. Grey, Mr. Santini and Mr. Watkins, with Mr. Santini serving as the chair.
(5)	Dr. Nohria will not be subject to re-election at the 2017 Annual General Meeting.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to Horizon Pharma’s corporate accounting and financial reporting practices, the audit process, the quality and integrity of Horizon Pharma’s financial statements, the independent auditors’ qualifications, independence, and performance, the performance of Horizon Pharma’s internal audit function and external auditors and enterprise risk management. Each of the independent registered public accounting firm, internal audit and management periodically meet privately with the Audit Committee.

The Board has determined that each of Mr. Pauli and Mr. Daniel qualify as an “audit committee financial expert,” within the meaning of Securities and Exchange Commission (SEC) regulations and the NASDAQ Listing Rules. In making this determination, the Board has considered, (i) with respect to Mr. Pauli, his formal education and the nature and scope of his previous experience, coupled with past and present service on various audit committees and (ii) with respect to Mr. Daniel, his formal education, the nature and scope of his previous experience and financial and corporate governance expertise.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Audit Committee

Ronald Pauli, Chairman

William F. Daniel

Jeff Himawan, Ph.D.

Compensation Committee

The Compensation Committee oversees, reviews and approves or recommends for adoption the Company’s compensation policies, plans and programs, determines or approves, as appropriate, the compensation to be paid to its executive officers and directors, and prepares and reviews the Compensation Committee report included in our annual proxy statement. In making its compensation decisions and recommendations, the Compensation Committee may take into account the recommendations of the Chief Executive Officer and other senior management. Other than giving such recommendations, however, the Chief Executive Officer and other senior management have no formal role and no authority to determine the amount or form of executive and director compensation. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy Statement captioned, ‘‘Compensation Discussion and Analysis.’’

The Compensation Committee may, at the expense of the Company, retain legal counsel (which may, but need not be, the regular corporate counsel to the Company) and other consultants and advisors, other than in-house legal counsel and certain other types of advisors, to assist it with its functions only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. The Compensation Committee has authority to approve such advisors’ fees and other retention terms and to terminate its relationship with any advisor that it retains. In addition, the Compensation Committee has authority to delegate its responsibilities to subcommittees or individual committee members.

From January through September 2016, our Compensation Committee engaged Clearbridge Compensation Group, LLC (Clearbridge) as its independent compensation consultant and beginning in October 2016, the Compensation Committee engaged Radford, an Aon Hewitt Company (Radford), as its independent consultant. For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Radford in determining and recommending executive compensation, the aggregate cost of Radford’s executive and director compensation consulting services during 2016, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis— Compensation Determination Process.” With respect to director compensation matters, our Compensation Committee recommends to our Board and our Board determines and sets non-employee director compensation. Our compensation arrangements for our non-employee directors are described under the section of this proxy statement entitled “Non-Employee Director Compensation.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company. None of the Company’s officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends to the Board the nominees for election as directors at the next annual general meeting of shareholders, recommends to the Board the persons to be appointed as executive officers of Horizon Pharma, develops and recommends to the Board the corporate governance guidelines applicable to Horizon Pharma, serves in an advisory capacity to the Board and the Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of Horizon Pharma and the conduct of Board activities, and monitors compliance with legal, regulatory and ethical requirements.

The process used by the Nominating and Corporate Governance Committee to identify a nominee to serve as a member of the Board depends on the qualities being sought. From time to time, the Board engages an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members. The process used by the Nominating and Corporate Governance Committee to identify nominees is described in the section of this Proxy Statement captioned, ‘‘Director Selection.’’

Transaction Committee

The functions of the Transaction Committee include, but are not limited to:

•	Reviewing, considering and evaluating proposed product or business acquisitions or divestitures, licensing, distribution, promotion, collaboration and other commercial agreements and arrangements, joint ventures, and any other business development transactions;

•	Reviewing, considering and evaluating proposed financing opportunities, including the issuance of equity, debt and convertible securities;

•	Reviewing, considering and evaluating proposed modifications to Existing Debt Dealings (as defined in the charter of the Transaction Committee);

•	Monitoring negotiations and other communications with third parties in connection with potential business development transactions, financing opportunities and debt discharge opportunities;

•	Meeting with management to identify and assist the Board in evaluating opportunities that will further the Company’s business development strategy; and

•	Periodically reviewing and evaluating prior transactions and financings for consistency with, and achievement of, the Company’s strategic business goals, objectives or plans.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Company Secretary of Horizon Pharma at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or by communicating online to the Board as a group. This information and an online communications form are available on the Company’s website at www.horizonpharma.com. Each communication will be reviewed by Horizon Pharma’s Company Secretary to determine whether it is appropriate for presentation to the Board or such director on a periodic basis. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

EXECUTIVE OFFICERS

The following table sets forth information regarding executive officers as of March 31, 2017:

Name	Age	Position with the Company
Timothy P. Walbert	50	Chairman, President and Chief Executive Officer
Brian K. Beeler	44	Executive Vice President, General Counsel
Robert F. Carey	58	Executive Vice President, Chief Business Officer
Michael A. DesJardin	59	Executive Vice President, Technical Operations
George P. Hampton	47	Executive Vice President, Primary Care Business Unit
David A. Happel	54	Executive Vice President, Orphan Business Unit
Paul W. Hoelscher	52	Executive Vice President, Chief Financial Officer
Vikram Karnani	42	Senior Vice President, Rheumatology Business Unit
Barry J. Moze	63	Executive Vice President, Chief Administrative Officer
Jeffrey W. Sherman, M.D., FACP	62	Executive Vice President, Research and Development and Chief Medical Officer

The following is biographical information as of March 31, 2017 for our executive officers other than Mr. Walbert, whose biographical information is included above.

Brian K. Beeler. Mr. Beeler has served as our executive vice president, general counsel since May 2015. Mr. Beeler previously served as our senior vice president, legal and chief compliance officer from January 2015 until May 2015 and as our associate general counsel and chief compliance officer from January 2013 until January 2015. Prior to joining Horizon Pharma, Mr. Beeler served as associate general counsel for Fenwal, Inc., a global blood technology company, from December 2008 until December 2012. Before that, Mr. Beeler was senior counsel, business development, commercial and research and development at TAP Pharmaceuticals and Takeda Pharmaceuticals North America and also previously served as chief compliance officer at Schwartz Pharma. Mr. Beeler received a bachelor’s degree in history from Purdue University, an MBA from the Kellogg School of Management at Northwestern University and a JD from the Indiana University School of Law.

Robert F. Carey. Mr. Carey has served as our executive vice president, chief business officer since March 2014. Prior to that, Mr. Carey spent more than 11 years as managing director and head of the life sciences investment banking group at JMP Securities LLC, a full-service investment bank. Prior to JMP, Mr. Carey was a managing director in the healthcare groups at Dresdner Kleinwort Wasserstein and Vector Securities. Mr. Carey also has held roles at Red Hen Bread, InStadium, Shearson Lehman Hutton and Ernst & Whinney. Mr. Carey serves on the board of directors of Argos Therapeutics Inc. and Sangamo Therapeutics, Inc., each a public pharmaceutical company. Mr. Carey received his bachelor of science degree in accounting from the University of Notre Dame.

Michael A. DesJardin. Mr. DesJardin has served as our executive vice president, technical operations since February 2017. Mr. DesJardin previously served as our senior vice president, technical operations from October 2016 to November 2016 and as our senior vice president, life cycle management from December 2016 to January 2017. Prior to joining Horizon Pharma, Mr. DesJardin was the senior vice president of technical operations at Raptor from April 2015 to October 2016. Prior to that, Mr. DesJardin served as senior vice president of product development at Jazz Pharmaceuticals Public Limited Company (formerly Jazz Pharmaceuticals, Inc.) (Jazz) from July 2004 to March 2015. Mr. DesJardin spent nine years as an executive director and engineering fellow at ALZA Corporation and spent 15 years at the DOW Chemical Company working in pharmaceutical and agricultural chemical development for Marion Merrill Dow. Mr. DesJardin has over 35 years of experience in pharmaceutical development. Mr. DesJardin received a bachelor of science degree in chemical engineering from the University of California, Berkeley and is a registered professional engineer in the State of California.

George P. Hampton. Mr. Hampton has served as our executive vice president, primary care business unit since October 2016. Previously, Mr. Hampton served as executive vice president, orphan and primary care business units and international operations from February 2016 to October 2016, as our executive vice president, orphan business unit and international operations from August 2015 to February 2016 and as our group vice president, international operations from April 2015 to August 2015. Prior to joining Horizon Pharma as a full time employee, Mr. Hampton served as our consultant since 2008. From 2009 until February 2015, Mr. Hampton served as president and chief executive officer of Global Village Concerns, a privately held technology company. Mr. Hampton has more than 20 years of experience as an executive in the pharmaceutical and biotech industries on both a national and international scale including specific expertise in the autoimmune, primary care, orthopedic, diabetes, anti-infectives and cardiovascular areas. Mr. Hampton holds a bachelor of science degree from Miami University in Oxford, Ohio.

David A. Happel. Mr. Happel has served as our executive vice president, orphan business unit since October 2016. Prior to joining Horizon Pharma, Mr. Happel served as chief commercial officer of Raptor, where he led the global commercialization of PROCYSBI® and QUINSAIR™, from October 2014 to October 2016 and served as chief commercial officer of Allergen Research Corporation, a developer of treatments for food allergies from May 2014 to October 2014. Prior to that, Mr. Happel led the commercial functions at Dynavax Technologies, a drug development and vaccine company, from June 2013 to April 2014 and Aerovance, Inc., a biotechnology company, from June 2012 to July 2013. Mr. Happel has 30 years of experience in the healthcare industry with the last 15 years dedicated to developing and commercializing treatments for rare diseases. Mr. Happel received a bachelor of arts in chemistry from Indiana University and a master’s degree in marketing from Indiana State University.

Paul W. Hoelscher. Mr. Hoelscher has served as our executive vice president, chief financial officer since October 2014. Previously, Mr. Hoelscher was our executive vice president, finance from June 2014 through September 2014. Prior to joining Horizon Pharma, Mr. Hoelscher served as senior vice president, finance — treasury and corporate development of OfficeMax, Inc., from August 2013 to May 2014, and as vice president, finance — treasury and corporate development of OfficeMax from August 2012 to July 2013. From May 2011 to May 2012, Mr. Hoelscher served as vice president, finance integration of Alberto Culver Company, a beauty care company which was acquired by Unilever in 2011. Prior to that, Mr. Hoelscher served as vice president, international finance and treasurer from 2010 to May 2011 and vice president, corporate controller from 2004 to 2010. Mr. Hoelscher also served in various positions in the audit practice at KPMG LLP from 1986 to 1993 and currently serves on the board of trustees of the Illinois Chapter of the Leukemia and Lymphoma Society. Mr. Hoelscher received his bachelor of science degree in accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

Vikram Karnani. Mr. Karnani joined Horizon Pharma in July 2014 as group vice president and general manager, specialty business unit and has served as our senior vice president, rheumatology business unit since February 2017. Prior to joining Horizon Pharma, Mr. Karnani was with Fresenius Kabi, a global health care company, where he served as vice president of the therapeutics and cell therapy business, from October 2011 to July 2014. Mr. Karnani also held various positions in business development, corporate strategy and strategic marketing within Fenwal Inc., a global blood technology company, that was acquired by Fresenius Kabi, from November 2008 to October 2011. Mr. Karnani brings nearly 16 years of cross functional expertise across a multitude of industries, including medical devices, management consulting, semiconductors and cellular telecommunications. Mr. Karnani has a master’s degree from the Kellogg School of Management at Northwestern University, a master’s degree in electrical engineering from Case Western Reserve University, and a bachelor of science degree in electrical engineering from University of Bombay, India.

Barry J. Moze. Mr. Moze has served as our executive vice president, chief administrative officer since February 2017. Prior to that, Mr. Moze was our executive vice president, chief operating officer from February 2016 to January 2017 and was our executive vice president, corporate development from May 2014 to January 2016. Prior to joining Horizon Pharma, Mr. Moze spent more than 28 years as a partner of Crystal Clear Communications, a consulting firm focused on the development and execution of corporate strategies. Prior to Crystal Clear, Mr. Moze was a founder and president of Review Services and Asset Management Group, a licensed investment advisory firm. Mr. Moze serves on the board of directors of Palermo Villa.

Jeffrey W. Sherman, M.D., FACP. Dr. Sherman has served as our executive vice president, research and development and chief medical officer since September 2014. From June 2011 until September 2014, Dr. Sherman served as our executive vice president, development, manufacturing and regulatory affairs and chief medical officer and from June 2009 until June 2011, Dr. Sherman served as our executive vice president, development and regulatory affairs and chief medical officer. From June 2009 to June 2010, Dr. Sherman served as president and board member of the Drug Information Association, a nonprofit professional association of members who work in government regulatory, academia, patient advocacy, and the pharmaceutical and medical device industry. Prior to June 2009, Dr. Sherman held other management roles at IDM Pharma, Inc., Takeda Global Research & Development, NeoPharm, Inc. and G.D. Searle, LLC/Pharmacia. He also serves on the board of Strongbridge Biopharma plc, a public global commercial-stage biopharmaceutical company, and the Board of Advisors of the Center for Information and Study on Clinical Research Participation, a nonprofit organization dedicated to educating and informing the public, patients, medical/research communities, the media, and policy makers about clinical research and the role each party plays in the process. Dr. Sherman is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and is a member of a number of professional societies as well as a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine. Dr. Sherman received his M.D. from the Rosalind Franklin University/Chicago Medical School. Dr. Sherman completed an internal medicine internship, residency and chief medical residency at Northwestern University as well as fellowship training at the University of California, San Francisco (UCSF). Dr. Sherman was also a research associate at the Howard Hughes Medical Institute at UCSF.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses the compensation philosophy, policies and principles underlying our executive compensation decisions made for 2016 compensation. This CD&A provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following executive officers who have been named in the Summary Compensation Table included in this Proxy Statement and whom we refer to as our named executive officers (NEOs).

Timothy P. Walbert	Chairman, President and Chief Executive Officer

Robert F. Carey	Executive Vice President, Chief Business Officer

David A. Happel (1)	Executive Vice President, Orphan Business

Paul W. Hoelscher	Executive Vice President, Chief Financial Officer

Barry J. Moze	Executive Vice President, Chief Administrative Officer

(1)	David Happel joined Horizon Pharma in October 2016 and was previously Chief Commercial Officer for Raptor.

Quick CD&A Reference Guide

Executive Summary	Page 21

Objectives and Philosophy	Page 26

Compensation Determination Process	Page 26

Elements of Executive Compensation	Page 28

Additional Compensation Practices and Policies	Page 31

 Executive Summary

In 2016, we delivered strong results to create long-term value for our shareholders. We continued to progress on our long-term business strategy of building a more-diversified and durable, high-growth biopharmaceutical company anchored by a growing mix of rare disease medicines. We have grown both organically and through strategic acquisitions and today have 11 medicines across three business units: orphan, rheumatology and primary care.

Strong and Consistent Financial Performance

In 2016, we delivered another record sales year and achieved an important milestone for our company, surpassing $1 billion in non-GAAP adjusted net sales in 2016 following rapid growth and transformation over the last five years. In 2011, for perspective, we generated $7 million in sales in our first year as a publicly traded company.

Note: The 2014 and 2015 total net sales of $297 million and $757 million, respectively, represent GAAP net sales and the 2016 total net sales of $1,046 million represents non-GAAP adjusted net sales. On September 26, 2016, Horizon Pharma agreed to pay Express Scripts $65 million as part of a litigation settlement, which was recorded as a one-time reduction to GAAP net sales for the three months ended September 30, 2016, in accordance with GAAP. The exclusion of the $65 million settlement from GAAP net sales is the only adjustment reflected in 2016 non-GAAP adjusted net sales.

Diversification and Growth

We’ve accomplished a great deal over the last five years – executing on our organic growth opportunities, evolving our business model and completing six acquisitions that have diversified our company from two medicines in 2013 to 11 medicines in 2016 across three business units: orphan, rheumatology and primary care.

In addition to delivering on our financial commitments, we continued to shape and transform our company in 2016, completing two strategic transactions that brought us three rare disease medicines – KRYSTEXXA, for refractory chronic gout, PROCYSBI for the rare genetic disease, nephropathic cystinosis and QUINSAIR for chronic pulmonary infections associated with cystic fibrosis. We also delivered on our commitment to secure greater formulary access for our primary care medicines providing improved patient access and long-term durability for our clinically differentiated primary care medicines.

Total Shareholder Return

While our talented team of employees executed well on our business strategy over the past year, 2016 was a challenging year for our sector and our share price, driven in part by uncertainty surrounding U.S. healthcare policy, which has continued into 2017. Our one-year TSR in 2016 declined 25 percent, in line with our peer group as well as the NBI. However, a longer-term view on our TSR demonstrates that we have significantly outperformed our peer group and the NBI over the last three- and five-year periods.

Note: The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ending December 31, 2016 is our August 2015 peer group (shown on page 28) but excludes Medivation, Inc. from such calculations because it was acquired by Pfizer, Inc. in September 2016.

With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage – and reward – successful execution of this business strategy.

Our Pay Program

Our philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful biopharmaceutical company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Say on Pay Results and Shareholder Engagement

We value the views of our shareholders, and have made meaningful engagement with our shareholders on compensation and governance issues a priority. Feedback garnered during these outreach efforts informs the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program on a go-forward basis. For the past three years, led by the Chairman of our Compensation Committee, we have conducted continued and consistent engagement with our shareholders.

Last year at the 2016 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of approximately 64 percent of the shares voted. Our Board was disappointed in this outcome, and through shareholder engagement, we realized that several shareholders were not supportive of the front-loaded equity grant approach (where we granted three-year PSUs, to our executive team) in 2015 and the reported value of those grants (although the realized value was, and is still effectively zero).

Since that meeting, our Compensation Committee and management have conducted a comprehensive shareholder outreach and engagement program to solicit feedback, understand investor concerns and further discuss the mechanisms and rationale of the 2015 grants. We reached out to shareholders representing more than 40 percent of our outstanding ordinary shares, as well as two of the leading proxy advisory firms, Institutional Shareholder Services, Inc. and Glass Lewis & Co. These discussions have been productive and informative, and have helped ensure that our Board’s ongoing decisions are aligned with shareholder objectives.

During these discussions, our shareholders have generally been supportive of our business and growth strategy as well as our compensation philosophy. In addition, in response to the input we received from our shareholders during these conversations:

•	The next time that we grant equity awards to our executive officers those awards will not be “front-loaded” awards that are intended to cover a multiple year period.
•	We have enhanced the design and disclosure in our CD&A and added a Proxy Statement Summary to make our Proxy Statement more reader friendly and better illustrate how our pay decisions are tied to our performance.
•	We will continue to examine our peer group constituents going forward to ensure that this group is appropriate in light of our size, complexity and profitability.
•	We will maintain ongoing communication with our shareholders, as we have for the last three years.
•	We intend to manage our equity incentive plan burn rate for future years.

Additionally, as we have previously committed, any of the PSUs that remain outstanding at the expiration of the three-year PSU performance period in 2018 but are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of shares available for grant under our equity plan.

Equity Grants in 2015

We have grown rapidly since our inception as a public company in 2011. Through organic growth and acquisitions, we grew from $7 million in sales in 2011 to more than $1 billion in 2016 and diversified our portfolio of medicines from two to 11. During this rapid growth, in late 2014, we realized that our executive officers had low ownership levels compared to other executive teams within our peer group – well below the 25th percentile of the peer group. This meant that as we flourished and grew exponentially, our executives had not had the full opportunity to share in the value they were creating for shareholders. We felt this could impact the retention of our executives. Furthermore, it was important to ensure that management interests were fully aligned with those of shareholders, and management’s limited ownership was hindering that desired outcome.

As such, our Compensation Committee awarded equity grants in 2015 to our executives to bring ownership levels to market competitive levels and included time-based vesting equity in the form of options and restricted stock units (RSUs) with a vesting period of four years. The “X” in the graphic below shows share ownership levels for Mr. Walbert, Mr. Carey and Mr. Hoelscher, as compared to the peer group levels after we made these 2015 grants of time-based equity.

In addition, PSUs were granted in 2015, as well, which would only vest upon attainment of challenging TSR goals in order to further align executive and shareholder interests. The PSUs were split into three tranches with 3+ year performance periods and included a two-year additional holding period for any awards that ultimately vested.

The equity grants awarded in 2015, both the time-based and performance-based grants, were up-front grants intended to cover the next three years of equity grants for the executive team. The SEC’s disclosure rules require that the estimated value of all these grants be disclosed in the Summary Compensation Table in 2015 – even though they covered three years – and such reported value was driven by accounting and actuarial assumptions, rather than the actual value received as a result of these up-front grants. As a result, total compensation realizable by the executive officers as a result of these up-front grants based on the share price at December 31, 2016, was much less than that reported in the Summary Compensation Table for 2015. The Compensation Committee did not, has not and does not intend to award any other equity grants to these executive officers during this three-year PSU performance period, which ends in 2018. Additionally, as further described above, in response to shareholder feedback, when the PSU performance period ends in 2018, we will not again grant “front-loaded” awards that are intended to cover equity awards to the executive team for a multiple-year period.

In aggregate, these 2015 equity grants were made because the Compensation Committee felt confident this was a fair yet challenging equity pay package that would focus executives on our long-term success, increase executive share ownership and retain our top talent.

PSUs Align With Shareholder Value Creation

The PSUs are intended to provide economic incentives for our leadership team to create significant long-term shareholder value by tying the PSU vesting levels to attainment of aggressive TSR hurdles over a three-year performance period.

TSR during the performance period must be at least 15 percent compounded annually in order for any portion of the PSUs to vest. With a base price of $21.50 for the measurement, which is equal to the 20-trading-day volume weighted average trading price (20-day VWAP) ending on March 23, 2015, the date of grant, and a closing price of $16.18 on December 30, 2016, the PSUs had no realizable value as of December 31, 2016, as shown below. If the aggressive TSR hurdles are met, so that a portion of the PSUs vest, the increase in our shareholder return associated with that TSR will deliver a significant increase in our total shareholder value as shown in the following table:

Three-Year Compound Annual TSR	Implied 20-day VWAP on March 22, 2018 (Assuming No Dividends)	Implied Total Market Value (Assuming 165.4 million Diluted Ordinary Shares Outstanding)	PSU Payout as a Multiple of Target Award

Less than 15%	Less than $32.70	Less than $5.4 billion	No award earned (all PSUs cancelled)

15%	$32.70	$5.4 billion	1X Target Award

30%	$47.24	$7.8 billion	2X Target Award

45%	$65.55	$10.8 billion	3X Target Award

60% or greater	Greater than or equal to $88.06	$14.6 billion	4X Target Award

Realizable Value of CEO Compensation

The table below shows compensation of our Chief Executive Officer (CEO), and compares the reported values to the realizable value as of the end of fiscal year 2016 based on our share price at that time. As you can see, the grant date fair value of our CEO’s compensation packages – as required to be reported in the Summary Compensation Table – are not at all reflective of the actual realizable value of the compensation package received by our CEO over the last three years.

2014	2015	2016	3 Year Aggregated Reported Value	3 Year Realizable Value as of 12/31/16
Base Salary		$689,792	$859,375	$950,000	$2,499,167	$2,499,167
Annual Cash Incentives		$1,207,500	$1,532,350	$1,023,150	$3,763,000	$3,763,000
Long-Term Incentives: Stock Options	2014	223,000 options Granted 1/2/14	Vests over 4 years		$1,208,660	$1,911,110
Long-Term Incentives: Stock Options	2015		2.7M options Granted 3/23/15 & 5/6/15	Vests over 4 years	$47,358,219	$0
Long-Term Incentives: Stock Options	2016			No grants	$0	$0
Long-Term Incentives: RSUs	2014	198,000 RSUs Granted 1/2/14	Vests over 4 years		$1,506,780	$3,203,640
Long-Term Incentives: RSUs	2015		500,000 RSUs Granted 3/23/15	Vests over 4 years	$11,070,000	$8,090,000
Long-Term Incentives: RSUs	2016			No grants	$0	$0
Long-Term Incentives: PSUs	2015		2.7M PSUs, target Granted 3/23/15 & 5/6/15	Vesting based on challenging TSR target PSUs cancelled if not achieved + 2 year post-vesting holding period	$32,428,946	$0
Long-Term Incentives: Cash LTIP	2014	Granted 11/04/14	Performance based on TSR over 3 years		$0	$0
					$99,834,772	$19,466,917

Note:

“Aggregated Reported Value” includes compensation earned from 2014 to 2016 as disclosed in the Summary Compensation Table annually.

“Realizable Value” is defined as the compensation earned or deliverable for each year calculated as of the end of the 2016 fiscal year, including: actual salary received, actual amounts earned under the annual incentive plan, and the intrinsic value of long-term incentive plan components, as valued on 12/31/16 using the year-end share price. Options are valued based on spread value as of 12/31/16. PSUs granted in 2015 are valued at zero based on falling below threshold performance as of 12/31/16. The performance-based cash LTIP, granted in 2014, is similarly valued based on achieved performance as of 12/31/16.

Compensation Program Governance

Our Compensation Committee is responsible for oversight of the Company’s compensation program. A significant part of this oversight is aligning management interests with our business strategies and goals, as well as the interests of our shareholders, while also mitigating excessive risk taking. We continually take steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

	What We Do		What We Don’t Do
✓	Align executive compensation with corporate and individual performance	X	No guaranteed bonuses or salary increases
✓	Maintain strong share ownership guidelines for our directors and executives	X	No single-trigger vesting of equity upon a change in control.
✓	Two-year post-vesting holding requirements on PSU grants	X	No repricing of stock options without shareholder approval
✓	Apply anti-pledging and anti-hedging policy for Company shares	X	No dividends or dividend equivalents paid on unearned shares
✓	Engage an independent advisor reporting directly to the Compensation Committee
✓	Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results
✓	Conduct compensation risk assessments

Objectives and Philosophy

We believe in providing a competitive total compensation package to our executive management team through a combination of base salary, annual bonuses, long-term incentives and severance and change in control benefits. Our executive compensation programs are designed to achieve the following objectives:

•	align the interests of our executive officers and shareholders by motivating executive officers to achieve performance objectives that will increase shareholder value;

•	attract and retain talented and experienced executives to manage our business to meet our long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Our Compensation Committee believes that our executive compensation programs should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. The Compensation Committee evaluates both performance and compensation to make sure that the total compensation provided to our executives remains competitive relative to compensation paid by companies of similar size and stage of development, operating in the pharmaceutical industry, and appropriately reflects our relative performance and our own strategic objectives.

Compensation Determination Process

Role of Compensation Committee

The Compensation Committee seeks to ensure that our executive compensation program is properly rewarding and motivating our executives while aligning their goals with the business strategy of Horizon Pharma and the interests of our shareholders. To do this, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation and the mix of elements used to compensate our executive officers and historic compensation levels, including prior equity award.

When setting executive compensation opportunities, the Compensation Committee considers several factors, including:

•	Each NEO’s role and responsibilities
•	The achievement of key performance objectives and milestones
•	Market factors, such as compensation practices of peer companies
•	Survey data, as applicable, such as the Radford Global Life Sciences Survey
•	Retention concerns

Role of Chief Executive Officer in Compensation Decisions

Our CEO typically evaluates the performance of other executive officers and employees, along with the performance of the company as a whole, against previously determined objectives, on an annual basis and makes recommendations to the Compensation Committee with respect to annual base salary adjustments, bonuses, cash performance incentives and annual equity awards for the other executives. The Compensation Committee exercises its own independent discretion in approving compensation for all executive officers. The CEO is not present during deliberations or voting with respect to his own compensation.

Risk Analysis

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourages our employees to remain focused on both our short- and long-term goals. For example, while our annual cash incentive plan measures performance on an annual basis, our equity awards typically vest over a number of years and our Cash LTIP and PSUs require that we achieve a specified level of TSR over a three-year period which we believe encourages our employees to focus on sustained potential shareholder return appreciation, thus limiting the potential value of excessive risk-taking.

Role of Independent Consultant

The Compensation Committee retains the services of third-party, independent executive compensation consultants from time to time, as it sees fit, in connection with the establishment of compensation programs and related policies. From January through September 2016, our Compensation Committee engaged Clearbridge as its independent compensation consultant. However, in October 2016, the Compensation Committee made a change, choosing to engage Radford as its independent consultant. Total fees paid to Clearbridge and Radford in 2016 were approximately $185,000 and $129,000, respectively. Radford was engaged to assist and advise on all aspects of compensation program design and pay setting, including, but not limited to, the following services:

•	Providing the Committee information on compensation-related trends and developments in the marketplace;
•	Informing the Committee of regulatory developments relating to executive compensation practices;
•	Advising the Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;
•	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking; and
•	Assessing the relationship between executive compensation and corporate performance.

The Compensation Committee has assessed the independence of Radford according to the six factors mandated by SEC and NASDAQ Listing Rules. After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that the continued engagement of Radford did not raise any conflict of interest and did not adversely affect Radford’s independence.

Peer Group

Although our Compensation Committee has historically used the Radford survey data as a tool in determining executive compensation, it typically has not used a formula or “benchmark” to set our executives’ compensation in relation to this data.

Instead, the Compensation Committee generally references the 50th percentile of comparable companies in combination with multiple other factors, such as the executives’ respective levels of experience and responsibility in determining the total target cash compensation for all executives.

Because we had recently updated our peer group in August 2015 as a result of our significant growth in connection with our merger transaction with Vidara (Vidara Merger) and for purposes of determining the August 2015 base salary increases, our Compensation Committee determined that this August 2015 peer group continued to be appropriate in setting the 2016 executive compensation levels. As of December 31, 2015, these peer group companies had a median EBITDA of $299 million, as compared to our EBITDA of $106 million, median revenues of approximately $860 million, as compared to our revenues of approximately $757 million and median market capitalization of approximately $7.8 billion, as compared to our market capitalization of approximately $2.6 billion.

Alkermes plc	Incyte Corporation	Pacira Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Ionis Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Depomed, Inc.	Jazz Pharmaceuticals plc	United Therapeutics Corporation
Endo International plc	Mallinckrodt plc
Impax Laboratories, Inc.	Medivation, Inc.

 Elements of Executive Compensation

Our executive compensation program primarily consists of base salary, annual cash incentives and long-term incentives delivered through our equity awards and Cash LTIP. Employees in more senior roles have an increasing proportion of their total pay package at risk and tied to performance because they are in a position to have greater influence on the Company’s performance results.

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	Annual	Recognition of an individual’s role and responsibilities; provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Variable pay designed to reward achievement of annual financial objectives and individual goals
Long-Term Incentives	Equity (variable), Cash LTIP (variable)	Multi-year	Promotes an ownership culture and aligns the interests of executives with those of shareholders; provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation; and supports the Company’s retention strategy

Base Salary

Base salaries for our executives are established based on the individual’s scope of responsibilities, experience and market factors. Base salaries are generally reviewed annually, typically in connection with our annual executive compensation review process. The Compensation Committee also references the 50th percentile of base salary compensation provided to individuals in similar positions at the peer group companies.

2016 base salaries for our named executive officers were as follows:

NEO	2016
Timothy P. Walbert	$950,000
Robert F. Carey	$500,000
David A. Happel (1)	$500,000
Paul W. Hoelscher	$500,000
Barry J. Moze	$550,000

(1)	David Happel’s 2016 salary in the above table is not what was earned, but instead represents the annual base salary set forth in his employment agreement

Base salaries for 2016 were not increased from the levels in effect at the end of 2015 because the Compensation Committee determined that these base salary levels, which became effective August 16, 2015, continued to be appropriate for 2016 and in line with those provided by our peer group.

Short-Term Incentive

Individual Bonus Opportunities

We provide performance-based cash bonuses as an incentive for our executives to achieve defined, quantitative, annual corporate goals, as well as certain qualitative objectives. These bonuses may range in payout from 0% to 200% of targeted payout levels. The structure of this program remains unchanged since 2014.

Bonus opportunities in 2016 were as follows:

NEO	Threshold	Target	Maximum
	(as a % of base salary)
Timothy P. Walbert	75%	100%	200%
Robert F. Carey	37.5%	50%	100%
David A. Happel(1)	n/a	n/a	n/a
Paul W. Hoelscher	37.5%	50%	100%
Barry J. Moze	37.5%	50%	100%

(1) Mr. Happel joined the Company in October 2016. Pursuant to his transition agreement with Raptor, entered into in October 2016 (Transition Agreement), Mr. Happel was eligible to receive performance cash incentive for 2016 based on Raptor performance for the full year with a target bonus of $156,975, which was subject to his continued employment with the Company through December 31, 2016. Mr. Happel’s target bonus opportunity of 50% of base salary, consistent with other NEOs, commences in 2017.

How it Works

Our annual incentive plan provides NEOs the opportunity to annually earn performance-based cash awards based on the achievement of a combination of quantitative goals (80% weighting) and qualitative goals (20% weighting).

The Compensation Committee in November 2015 determined that with respect to the quantitative objectives, the performance goals for 2016 would be as follows, set at achievable yet appropriately challenging levels.

		Threshold	Target			Maximum
Quantitative Objective	Percentage of Target Bonus	75% Payout	100% Payout	125% Payout	150% Payout	200% Payout
Total Net Sales(1)	32%	$860M	$981M	$1,025M	$1,050M	$1,100M
Adjusted EBITDA(2)	32%	$420M	$480M	$ 500M	$ 515M	$ 540M
Acquire New Products(3)	16%	$175M	$250M	$ 325M	$ 400M	$ 500M
(1)	Non-GAAP adjusted net sales was used to determine the bonus payout target. On September 26, 2016, Horizon Pharma agreed to pay Express Scripts $65 million as part of a litigation settlement, which was recorded as a one-time reduction to GAAP net sales for the three months ended September 30, 2016, in accordance with GAAP. The exclusion of the $65 million settlement from GAAP net sales is the only adjustment reflected in 2016 non-GAAP adjusted net sales.
(2)	Adjusted EBITDA: Adjusted earnings before interest, taxes, depreciation and amortization and other amounts are used and provided by us as a non-GAAP financial measure so our investors have a more complete understanding of Horizon Pharma’s financial performance. In addition, this non-GAAP financial measure is among the indicators our management uses for planning and forecasting purposes and measuring the Company’s performance.
(3)	Objective is based on expected annualized revenues of products acquired during the fiscal year.

Qualitative objectives for 2016 included the following:

•	Ensure corporate culture of compliance by achieving our corporate objectives while operating in a fully-compliant manner (10%).
•	Continue to build organization through recruitment and retention of key talent and providing opportunities for development and advancement of organization (5%).
•	Ensure any product and/or company acquisitions are integrated seamlessly to achieve Board-approved deal financial models (5%).

The Compensation Committee chose these goals because these are the best indicators of the achievement of our operating plan and the factors that are most critical to increasing our total shareholder value.

How Did We Do?

Actual results in 2016 for each quantitative objective were as follows:

Quantitative Objective	Percentage of Target Bonus	2016 Actual Performance	Performance Level Achieved

Total Net Sales	32%	$1,046M(1)	146.1%

Adjusted EBITDA	32%	$471M	96.1%

Acquire New Products	16%	$148M	0%

Aggregate Quantitative Performance Achieved			77.7%

(1)	The total 2016 Net Sales of $1,046 million represent non-GAAP adjusted net sales. On September 26, 2016, Horizon Pharma agreed to pay Express Scripts $65 million as part of a litigation settlement, which was recorded as a one-time reduction to GAAP net sales for the three months ended September 30, 2016, in accordance with GAAP. The exclusion of the $65 million settlement from GAAP net sales is the only adjustment reflected in 2016 non-GAAP adjusted net sales.

In addition, the Compensation Committee considered the qualitative measures (as described above) to be achieved at 150% of the 20% qualitative target, or 30%, for the year in part, due to the integration activity involved in completing two strategic transactions that enabled us to acquire a talented team of individuals, including Mr. Happel as our Executive Vice President, Orphan Business, and which brought us three rare disease medicines – KRYSTEXXA, for refractory chronic gout, PROCYSBI for the rare genetic disease, nephropathic cystinosis and QUINSAIR for chronic pulmonary infections associated with cystic fibrosis.

In February 2017, based on management’s recommendations and the Compensation Committee’s own review, deliberation and determination of achievement of the corporate objectives and milestones listed above, along with determination of the named executive officers individual contributions toward meeting those objectives and milestones described above, the Compensation Committee approved cash bonus awards for our named executive officers as follows, which were paid in March 2017:

	2016 Target Bonus Opportunity	Quantitative (80%)	Qualitative (20%)	Total Corporate	2016 Earned Annual Incentive

Timothy P. Walbert	$ 950,000	77.7%	30%	107.7%	$ 1,023,150

Robert F. Carey	$ 250,000	77.7%	30%	107.7%	$ 269,250

David A. Happel(1)	n/a	n/a	n/a	n/a	$ 156,975

Paul W. Hoelscher	$ 250,000	77.7%	30%	107.7%	$ 269,250

Barry J. Moze	$ 275,000	77.7%	30%	107.7%	$ 296,175

(1)	Mr. Happel, who joined the Company in October, 2016, received a performance cash incentive for 2016 based on Raptor performance for the full year pursuant to the terms of his Transition Agreement.

Long-Term Incentives

Our Compensation Committee believes in a strong pay for performance program and culture which encourages a long-term focus from the executive team and aligns their interests with those our shareholders. To achieve this, our Committee utilizes several different vehicles for our long-term awards:

•	Time-based equity awards: options and RSUs
•	Performance-based equity awards: PSUs
•	Cash LTIP

Following the grant of the 2015 equity awards we did not have a practice of making regular annual grants. The 2015 equity grants were intended to serve as equity compensation for a three-year period. The Compensation Committee believed that this approach would:

•	Create strong alignment of interests between executives and shareholders,
•	Foster a culture of meaningful ownership which is beneficial,

•	Enhance retention by permitting executives to participate more fully in the creation of shareholder value they are tasked with delivering, and
•	Promote a longer-term focus in our compensation program.

In November 2014, we adopted our Cash LTIP, which is intended to provide significant economic incentives for our executive team to create significant long-term shareholder value by tying the program payout levels to our applicable level of TSR (15%) over the designated performance period of November 5, 2014 through May 6, 2015, and to also require a minimum level of TSR over a three-year period ending on November 4, 2017. No Cash LTIP payout will be earned unless the 20-day VWAP is greater than $18.37 on November 4, 2017. We will evaluate whether or not to continue this program structure going forward after the current Cash LTIP performance period ends in November 2017.

In 2015, we granted large equity awards to our executives for several reasons. A primary reason was to get their share ownership levels up to more market competitive levels and continue to align executives with future value creation through time-vested equity grants in a combination of stock options and RSUs. Further, we wanted to provide executives an additional performance-based equity opportunity through a grant of PSUs tied to delivering future total shareholder returns over the following three years at levels that were above expected market rates of return in order to achieve any vesting. We realized at the time that these grants, on paper and taken in aggregate, appeared large; however, given the vesting and performance conditions, as well as shareholder input on the process, our Compensation Committee decided this was the right course of action. Furthermore, these up-front grants were intended to cover the next three years of equity grants for the executive team; the Compensation Committee does not anticipate any other equity grants will be made to executive officers during the three-year PSU measurement period. As mentioned earlier and throughout this CD&A, in response to shareholder feedback regarding the 2015 equity awards, we have determined that when the next equity grants are made to the executive team, such awards will not be up-front grants covering a multiple year period. Additionally, as we have previously committed, any of the PSUs that remain outstanding at the expiration of the three-year PSU performance period in 2018 but are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of authorized shares available for grant under our equity plan.

2016 Long-Term Incentive Grants

Due to the long-term, front-loaded awards granted in 2014 and 2015, no new equity awards and Cash LTIP awards were granted to incumbent NEOs in 2016. The only NEO who received long-term incentive grants in 2016 was David Happel, who joined the Company in October 2016 following our acquisition of Raptor and received the following equity grants in order to bring his time-based vesting award levels in line with the rest of the executive team.

NEO	Option(1)	RSU(1)	PSU	Total

Timothy P. Walbert	-	-	-	-

Robert F. Carey	-	-	-	-

David A. Happel	$ 582,818	$ 582,496	$ -	$ 1,165,314

Paul W. Hoelscher	-	-	-	-

Barry J. Moze	-	-	-	-

(1)	Represents grant date fair value.

 Additional Compensation Policies and Practices

Employment Agreement - David A. Happel

We have significantly grown our rare disease medicines business through recent acquisitions, including Raptor in October 2016. As part of this transaction, we also retained a talented team of individuals, including Mr. Happel, who we appointed as our Executive Vice President, Orphan Business Unit.

As announced in November 2016, Mr. Happel’s compensation package includes:

•	Base salary of $500,000;
•	Target bonus opportunity, commencing in 2017, of 50% of base salary;
•	A grant of 50,674 stock options, vesting 25% on the first anniversary of the grant date and 1/36 monthly thereafter;
•	A grant of 31,813 RSUs, vesting 25% on each anniversary of the grant date for four years;

•	For 2016, target bonus of $156,975 and a retention bonus of $128,000
•	Additionally, to ensure retention during this critical transition period, if employed through May 15, 2017, Mr. Happel will receive $335,000 as a retention payment and, if employed through November 1, 2017, Mr. Happel will receive $750,000 as a further retention payment; and
•	Further, in connection with completing the Raptor acquisition, we agreed to provide Mr. Happel with an excise tax gross up benefit if we terminate him without cause prior to May 15, 2017 (in connection with any resulting excess parachute payments to Mr. Happel).

The Compensation Committee determined that these base salary and bonus target levels were appropriate for Mr. Happel in light of his new position and responsibilities and in order to generally bring his base salary and annual cash incentive compensation levels in line with those of the rest of our executive team. The Compensation Committee also determined that the time-based vesting option and stock unit award grants to Mr. Happel were in line with those granted to our executive team members and were appropriate in order to give Mr. Happel an equity stake in our business and thereby align his interests with those of our shareholders. Additionally, because Mr. Happel was not eligible to be granted a PSU award or a Cash LTIP award, and the Compensation Committee does not intend to grant new performance-based equity awards or other annual equity awards to the executive team members prior to expiration of the three-year PSU performance period in 2018, the Compensation Committee determined to grant Mr. Happel the cash retention incentive bonuses described above. The Compensation Committee determined that the 2017 cash retention awards granted to Mr. Happel were appropriate in light of the need to ensure Mr. Happel’s retention through the critical one-year period transition following the Raptor acquisition. The Compensation Committee also determined that the excise tax gross up benefit to be provided if we terminate Mr. Happel without cause prior to May 15, 2017 was appropriate because such action was within our control and if undertaken would result in a significant excise tax liability to Mr. Happel in connection with the Raptor acquisition.

Executive Share Ownership Guidelines

We have share ownership guidelines, which were adopted in September 2014, that establish the following minimum ownership levels within five years of the adoption of the guidelines (or within five years of the date an officer or director first becomes subject to them):

Position	Guideline

CEO	5x base salary

Executive Vice Presidents	2x base salary

All other members of executive leadership team	1x base salary

Non-employee Directors	2x annual equity grant value

Individual ownership interest is reviewed annually as of the last day of the calendar year. The dollar value of shares at the end of a given calendar year is determined using the average closing price of the Company’s share over the three-month period of September, October and November of that calendar year. Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual (including stock units that have vested but not yet settled); shares retained after an option exercise or issuance under another type of equity award granted under the company’s equity incentive plans; shares retained after purchase under our Employee Stock Purchase Plan; shares subject to time-based restricted stock units that have not vested; and shares held in trust for the benefit of the individual or his/her spouse. Any unvested PSUs and unexercised stock options, whether vested or unvested, are not counted toward satisfaction of these ownership guidelines.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers, other employees, non-employee directors and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our ordinary shares at any time. In addition, no officer, director, other employee or consultant of Horizon Pharma may margin, or make any offer to margin, any of our ordinary shares, including without limitation, borrowing against such ordinary shares, at any time.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy promptly after the requirements are more clearly defined by the SEC.

Timing of Equity Awards

Grants of equity awards to our executive officers are generally determined and approved at our pre-scheduled quarterly Compensation Committee meetings whenever practicable. However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants. All stock options are granted with an exercise price that is not less than the closing price of our ordinary shares on The NASDAQ Global Select Market on the grant date. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable shareholder return. We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended). Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Accounting and Section 162(m) Tax Considerations

We account for share-based awards exchanged for employee services in accordance with the Compensation— Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Internal Revenue Code of 1986, as amended (IRC), limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our shareholders.

Severance and Change-in-Control Benefits Summary

Our named executive officers are entitled to certain severance benefits. We believe these severance benefits are modest as compared with those provided by our peer group and are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executives’ interests with the best interests of the shareholders.

Our named executive officers each have severance benefit protection under the terms of their employment agreements which provide for up to 12 months’ base salary and COBRA health insurance premiums plus the amount of any earned but unpaid bonus for a prior completed performance period in the event of an involuntary or constructive termination. Mr. Walbert is also entitled to receive his target annual bonus amount in the event of his involuntary termination. In the event of an involuntary or constructive termination in connection with a change in control, Mr. Walbert has severance benefit protection under the terms of his employment agreement which provides for up to 24 months’ base salary, two years of target bonus and 12 months COBRA health insurance premiums, and each of our other named executive officers has severance benefit protection under the terms of his employment agreement which provides for up to 12 months’ base salary, one year of target bonus and 12 months COBRA health insurance premiums. In addition, stock option and other equity awards are subject to acceleration under the terms of their employment agreements in the event of a qualifying termination within 90 days prior to or within 18 months following a change in control. Each of our named executive officers must enter into a non-competition agreement that is to be effective during the period that the severance benefits are payable.

Severance benefits to our executives are generally payable only if the executive’s employment is involuntarily terminated without cause or constructively terminated under certain circumstances. The Compensation Committee believes that these benefits are an important element of the named executive officers’ retention and motivation and are consistent with compensation arrangements provided in a competitive market for executive talent, and that the benefits of such severance rights agreements, including generally requiring a release of claims against us as a condition to receiving any severance benefits are in our best interests. The severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of our shareholders.

Deferred Compensation Plan

In February 2015, our Compensation Committee approved the Deferred Compensation Plan, which allows eligible executives (Participants), including our named executive officers, to defer receipt of their salary and/or annual performance bonuses into bookkeeping accounts until distribution on a future date elected by the Participant with the associated income tax consequences also being deferred until the time of distribution. The Deferred Compensation Plan is also intended to allow the Participants to defer income tax consequences associated with the receipt of their compensation without being subject to the deferral contribution limits of our 401(k) Plan. The Deferred Compensation Plan is an additional component of our executive compensation program and provides additional tax and financial planning flexibility for Participants.

The Deferred Compensation Plan permits deferral of compensation into bookkeeping accounts until a specified date or termination of service, as elected by the Participant at the time of deferral, and permits the Participants to select from a range of phantom investment alternatives that mirror the gains and losses of several different investment alternatives. Additionally, under the terms of the Deferred Compensation Plan, we have the discretion to credit Participant accounts with additional matching contributions.

For 2016, we made matching contributions with respect to 50% of the first 6% of deferrals, which is the same matching contribution formula that we used for our 401(k) Plan, but not restricted by the compensation limits applicable to our 401(k) Plan. We fund the expenses for administering the Deferred Compensation Plan. Participants have our unsecured contractual commitment to pay the amount due under the Deferred Compensation Plan, which remains subject to the claims of our general creditors. We established a “rabbi trust” that holds Deferred Compensation Plan contributions and any credited earnings. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Accordingly, amounts held in the rabbi trust are unsecured and remain subject to claims of our general creditors in the event of our insolvency in order to avoid current income taxation to the Participants.

Other Benefits

All of our executive officers are eligible to receive our standard employee benefits, such as our 401(k) Plan, medical, dental, vision coverage, short-term disability insurance, long-term disability insurance, group life insurance and the 2014 Employee Stock Purchase Plan, in each case on the same basis as our other employees. Effective January 1, 2016, we changed our vacation policy to allow no more than 40 vacation hours to be carried over to the following year. As such, a one-time vacation payout to all employees, including our executives, was made in January 2016 for accrued vacation balance greater than 40 hours at December 31, 2015. We also reimburse our executives, including our named executive officers, up to $15,000 of personal financial planning services incurred annually and related tax gross ups. We believe that financial planning by experts reduces the time our executives spend on that topic and assists our executives in making the most of the financial rewards received from the company. We also reimburse our executives for any travel expenses and related tax gross ups they incur in connection with any business related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines. We believe that the cost of providing these benefits is reasonable in light of the benefit to our business of having our executives more focused on attaining our business objectives in connection with any business related travel. The Compensation Committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any filing of Horizon Pharma under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on this review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

This report has been furnished by the members of the Compensation Committee:

Jeff Himawan, Ph.D., Chairman

Ronald Pauli

Michael Grey

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2016, 2015 and 2014 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan ($)(2)		All Other Compensation ($)(3)	Total ($)
Timothy P. Walbert Chairman, President and Chief Executive Officer	2016	$950,000	$1,000(4)	$—		$—	$1,023,150		$303,424	$2,277,574
	2015	$859,375	$67,650(5)	$43,498,946	(6)	$47,358,219	$1,532,350		$62,537	$93,379,077
	2014	$689,792	$292,500(7)	$1,506,780		$1,208,660	$1,207,500		$4,065,796	$8,971,028

Robert F. Carey Executive Vice President, Chief Business Officer	2016	$500,000	$1,000(4)	$—		$—	$269,250		$110,840	$881,090
	2015	$454,375	$46,750(5)	$13,862,589	(6)	$4,106,986	$403,250		$33,279	$18,907,229
	2014	$336,641	$155,339(8)	$1,655,494		$2,210,200	$457,613		$1,282,249	$6,097,536

David A. Happel(9) Executive Vice President, Orphan Business Unit	2016	$103,288	$129,000(10)	$582,496		$582,818	$156,975	(11)	$16,847	$1,571,424

Paul W. Hoelscher Executive Vice President, Chief Financial Officer	2016	$500,000	$1,000(4)	$—		$—	$269,250		$133,764	$904,014
	2015	$454,375	$46,750(5)	$13,862,589	(6)	$4,106,986	$403,250		$44,164	$18,918,114
	2014	$210,920	$—	$1,276,800		$1,024,291	$400,000		$531,445	$3,443,456

Barry J. Moze Executive Vice President, Chief Administrative Officer	2016	$550,000	$1,000(4)	$—		$—	$296,175		$104,380	$951,555
	2015	$456,458	$—	$10,579,479	(6)	$2,574,307	$443,575		$18,627	$14,072,446
	2014	$223,426	$—	$1,116,481		$1,022,203	$400,000		$598,979	$3,361,089

(1)	Amounts shown in this column do not reflect actual compensation received by our named executive officers. The amounts reflect the grant date fair value of the awards and are calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these awards are included in Note 19 “Equity Incentive Plans” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

The 2015 option awards and stock awards consisted of time-based grants and PSUs and were up-front grants intended to cover the next three years of equity grants for the executive team. The Compensation Committee did not, has not and does not intend to award any other equity grants to these executive officers during this three-year PSU performance period, which ends in 2018. Additionally, when the PSU performance period ends in 2018, we will not again grant “front-loaded” awards that are intended to cover equity awards to the executive team for a multiple year period. Additionally, as we have previously committed, any of the PSUs that remain outstanding at the expiration of the three-year PSU performance period in 2018 but are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of authorized shares available for grant under our equity plan.

(2)	As applicable, reflects amounts earned in fiscal years 2016, 2015 and 2014 and paid in March 2017, March 2016 and March 2015, respectively, pursuant to our annual cash incentive compensation plan in effect for such fiscal year. For further information please see the Compensation Discussion and Analysis above.

(3)	Amounts shown in this column include the following items:

	Year	Vacation Payout(a)	Imputed Income on Life Insurance Benefits	401(k) Matching Contributions	Deferred Compensation Plan/ Pension Contributions	Estimated Section 4985 Excise Tax and Gross Up Payments That Became Taxable in Connection With The Merger	Financial Planning/ Legal Fee Reimbursements (including tax gross up)(b)	Personal Travel Expenses (including tax gross up)	Total
Timothy P. Walbert	2016	$127,880	$336	$7,950	$76,500	$-	$27,624	$63,134	$303,424
	2015		$336	$7,800	$19,744	$-	$27,624	$7,033	$62,537
	2014		$378	$7,703		$4,057,715	$-	$-	$4,065,796

Robert F. Carey	2016	$31,980	$336	$7,950	$28,500	$-	$27,624	$14,450	$110,840
	2015		$336	$4,098	$10,429	$-	$18,416	$-	$33,279
	2014		$315	$-		$1,270,715	$11,219	$-	$1,282,249

David A. Happel	2016	$15,385	$130	$-	$-	$-	$-	$1,332	$16,847

Paul W. Hoelscher	2016	$24,619	$336	$7,950	$28,500	$-	$18,416	$53,943	$133,764
	2015		$336	$7,950	$10,429	$-	$18,416	$7,033	$44,164
	2014		$205	$-		$527,477	$3,763	$-	$531,445

Barry J. Moze	2016	$11,565	$336	$7,950	$30,000	$-	$16,465	$38,064	$104,380
	2015		$336	$7,800	$10,491	$-	$-	$-	$18,627
	2014		$237	$5,605		$593,137	$-	$-	$598,979

(a)	Effective January 1, 2016, Horizon Pharma changed its vacation policy to allow no more than 40 hours to be carried over to the following year. This represents a one-time vacation payout to all employees in January 2016 of accrued vacation balance greater than 40 hours at December 31, 2015.
(b)	Represents travel expenses and related tax gross ups in connection with business related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.

(4)	One-time $1,000 discretionary bonus paid to all employees as a result of the Company reaching $1 billion of non-GAAP adjusted net sales.

(5)	Represents an additional discretionary bonus approved by the Compensation Committee in February 2016 and paid in March 2016.

(6)	Includes PSUs and time-based RSUs granted in 2015. The maximum potential payout values to our named executive officers under the PSUs are not determinable because such maximum potential value is dependent upon the future value of our stock. The following amounts are the potential payout values for the PSUs as calculated based on the assumed attainment of the 60% TSR level during the three-year performance period, with a resulting share price of $88.06 on March 22, 2018: $237,762,000 for Mr. Walbert, $82,071,920 for each of Messrs. Carey and Hoelscher and $65,516,640 for Mr. Moze. The actual PSU value realized may be significantly higher or lower than the foregoing amounts calculated.

(7)	Represents an additional discretionary bonus approved by the Compensation Committee in February 2015 and paid in March 2015.

(8)	Represents Mr. Carey’s relocation bonus which was provided to Mr. Carey in order to compensate him for the costs of relocating his residence to the Chicago, Illinois area.

(9)	Mr. Happel joined the Company in October 2016 as part of the Raptor acquisition.

(10)	Includes a $128,000 retention bonus for Mr. Happel and a one-time $1,000 discretionary bonus paid to all employees for reaching $1 billion of non-GAAP adjusted net sales. Pursuant to Mr. Happel’s Transition Agreement with Raptor, he was eligible to earn and receive the $128,000 retention bonus subject to his continued employment with the Company through December 31, 2016. The retention bonus was paid to Mr. Happel in January 2017.

(11)	Pursuant to his Transition Agreement with Raptor, Mr. Happel was eligible to receive a target bonus of $156,975 which was subject to his continued employment with the Company through December 31, 2016. In February 2017, the Compensation Committee approved Mr. Happel’s bonus in the amount of $156,975 or 100% of his target bonus, which was paid in March 2017.

 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to our named executive officers for 2016:

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Option Awards: Number of Securities Underlying Options		Option Exercise Price ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold	Target		Maximum

Timothy P. Walbert	Annual Cash	N/A	$712,500	$950,000	(2)	$1,900,000

Robert F. Carey	Annual Cash	N/A	$93,750	$250,000	(3)	$500,000

David A. Happel	Annual Cash	N/A	$-	$156,975	(4)	$156,975

	RSU	10/25/2016					31,813	(5)				$582,496

	Option	10/25/2016							50,674	(6)	$18.31	$582,818

Paul W. Hoelscher	Annual Cash	N/A	$93,750	$250,000	(3)	$500,000

Barry J. Moze	Annual Cash	N/A	$103,125	$275,000	(7)	$550,000

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the grant date fair value of such awards and are calculated in accordance with the provisions of ASC Topic 718. Assumptions used in the calculation of these amounts and further information on our RSUs are included in Note 19 “Equity Incentive Plans” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(2)	Mr. Walbert’s target bonus for 2016 was $950,000, or 100% of his 2016 base salary. In February 2017, the Compensation Committee approved Mr. Walbert’s bonus in the amount of $1,023,150, or 107.7% of his target bonus, which was paid in March 2017.

(3)	Mr. Carey’s and Mr. Hoelscher’s target bonuses for 2016 were $250,000, or 50% of their respective 2016 base salaries. In February 2017, the Compensation Committee approved Mr. Carey’s and Mr. Hoelscher’s bonus, each in the amount of $269,250, or 107.7% of their respective target bonuses, each of which was paid in March 2017.

(4)	Mr. Happel joined the Company in October 2016 as part of the Raptor acquisition. Pursuant to his Transition Agreement with Raptor, Mr. Happel was eligible to receive a target bonus of $156,975 which was subject to his continued employment with the Company through December 31, 2016. In February 2017, the Compensation Committee approved Mr. Happel’s bonus in the amount of $156,975 or 100% of his target bonus, which was paid in March 2017. Mr. Happel’s target bonus opportunity of 50% of base salary, consistent with other NEOs, commences in 2017.

(5)	The RSUs vest in four equal annual installments following the grant date.

(6)	1/4th of the shares subject to the stock option vest one year after the vesting commencement date, which is the same date as the grant date, and the remaining shares vest in 36 equal monthly installments thereafter.

(7)	Mr. Moze’s target bonus for 2016 was $275,000, or 50% of his 2016 base salary. In February 2017, the Compensation Committee approved Mr. Moze’s bonus in the amount of $296,175, or 107.7% of his target bonus, which was paid in March 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements. Each of our named executive officers has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits. For further information regarding the base salaries, bonuses and incentive compensation payable to our named executive officers and their eligibility for our employee benefit programs, please see our Compensation Discussion and Analysis above. For further information regarding the severance benefits provided under the employment agreements, please see “Potential Payments Upon Termination or Change in Control” below.

Transition and Retention Agreements. Mr. Happel entered into the Transition Agreement with Raptor in October 2016, which we assumed as part of the Raptor acquisition. The Transition Agreement provides for the payment to Mr. Happel of (i) a $128,000 retention bonus subject to his continued employment with us through December 31, 2016, which was paid to Mr. Happel in January 2017, (ii) a target bonus of $156,975 for 2016 subject to his continued employment with us through December 31, 2016, which was paid to Mr. Happel in March 2017, and (iii) a $335,000 retention bonus subject to his continued employment with us from January 1, 2017 through May 15, 2017. Concurrently with the execution of Mr. Happel’s employment agreement with us in October 2016, we also entered into a retention agreement with Mr. Happel that provides for the payment to Mr. Happel of a $750,000 retention bonus subject to his continued employment with us from May 15, 2017 through November 1, 2017 (Retention Agreement). For further information regarding the severance benefits provided under the Transition Agreement and the Retention Agreement, see “Potential Payments Upon Termination or Change in Control” below.

Equity Awards. We have granted equity awards to our named executive officers under our 2011 Equity Incentive Plan, which is referred to in this Proxy Statement as the “2011 Plan,” and our 2014 Equity Incentive Plan, as amended, which is referred to in this Proxy Statement as the “2014 Plan”. For further information regarding such equity awards, including the vesting schedules, please see the Grants of Plan-Based Awards table and related footnotes above and “2016 Long-Term Incentive Grants” in our Compensation Discussion and Analysis above. Additionally, the SEC rules require that the grant date fair value of all PSUs, stock options and RSUs be reported in the Summary Compensation Table for the year that they were granted. As a result, a significant portion of the total 2015 compensation amounts reported in the Summary Compensation Table relate to PSUs, stock options and RSUs granted during 2015 that have not vested and for which the value is therefore uncertain (and which may end up having no value at all).

Option Repricings. We did not engage in any repricings or other modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2016. Under the terms of our 2014 Plan, option repricing is not permitted without prior shareholder approval.

Salary and Bonus Compared to Total Compensation. The ratio of salary and bonus, which includes annual incentive bonus and retention bonus, to total compensation in 2016 (each as set forth in the Summary Compensation Table above) is set forth below for each named executive officer.

•	Timothy P. Walbert, 86.6%

•	Robert F. Carey, 87.3%

•	David A. Happel, 24.7%

•	Paul W. Hoelscher, 85.1%

•	Barry J. Moze, 88.9%

Outstanding Equity Awards at December 31, 2016

The following table sets forth certain information regarding outstanding stock options and RSUs held by our named executive officers on December 31, 2016.

Name	Award Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Stock that Has Not Vested ($)(1)	Number of Units of Stock that are Unearned and Have Not Vested (#)		Market Value of Unearned Stock that Has Not Vested ($)(1)
Timothy P. Walbert	7/16/2008	83,353	-		$10.43	7/15/2018
	2/3/2010	104,334	-		$5.20	2/2/2020
	6/16/2010	107,219	-		$12.94	6/15/2020
	12/8/2011	196,794	-		$4.96	12/7/2021
	1/2/2013	135,607	3,063	(2)	$2.40	1/1/2023	32,175	(3)	$520,592
	1/2/2014	162,604	60,396	(2)	$7.61	1/1/2024	99,000	(3)	$1,601,820
	3/23/2015	459,375	590,625	(4)	$22.14	3/22/2025	375,000	(3)	$6,067,500
	3/23/2015									630,000	(5)	$10,193,400
	5/6/2015									2,070,000	(5)	$33,492,600
	5/6/2015	653,125	996,875	(4)	$28.53	5/5/2025

		1,902,411	1,650,959				506,175		$8,189,912	2,700,000		$43,686,000

Robert F. Carey	3/5/2014	96,250	43,750	(4)	$13.34	3/4/2024
	3/5/2014	100,000	-		$13.34	3/4/2024	62,050	(3)	$1,003,969
	3/23/2015	120,750	155,250	(4)	$22.14	3/22/2025	93,000	(3)	$1,504,740
	3/23/2015									233,000	(5)	$3,769,940
	5/6/2015									699,000	(5)	$11,309,820

		317,000	199,000				155,050		$2,508,709	932,000		$15,079,760

David A. Happel	10/25/2016	-	50,674	(4)	$18.31	10/24/2026	31,813	(3)	$514,734	-		$-

Paul W. Hoelscher	6/27/2014	56,250	33,750	(7)	$15.96	6/26/2024	40,000	(6)	$647,200
	3/23/2015	120,750	155,250	(4)	$22.14	3/22/2025	93,000	(3)	$1,504,740
	3/23/2015									233,000	(5)	$3,769,940
	5/6/2015									699,000	(5)	$11,309,820

		177,000	189,000				133,000		$2,151,940	932,000		$15,079,760

Barry J. Moze	6/16/2010	2,106	-		$12.94	6/15/2020
	1/10/2014	7,291	2,709	(2)	$8.50	1/9/2024
	6/6/2014	46,693	25,607	(8)	$14.48	6/5/2024	32,150	(9)	$520,187
	9/12/2014	9,956	7,744	(4)	$11.81	9/11/2024	7,850	(3)	$127,013
	3/23/2015	75,687	97,313	(4)	$22.14	3/22/2025	57,750	(3)	$934,395
	3/23/2015									186,000	(5)	$3,009,480
	5/6/2015									558,000	(5)	$9,028,440

		141,733	133,373				97,750		$1,581,595	744,000		$12,037,920

(1)	The market value of stock awards that have not vested is based on the closing share price of our ordinary shares of $16.18 per share on December 31, 2016. As of December 31, 2016, no value has been realized by any of the named executive officers with respect to any PSUs. Based on our current share price, none of the PSUs would vest. Unless our implied 20-day VWAP on December 22, 2017 is at least $31.58, on March 22, 2018 is at least $32.70, or on June 22, 2018 is at least $33.86, none of the PSUs may potentially vest and all of the PSUs would be forfeited in 2018. Any of the PSUs that are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of shares available for grant under our equity plan.

(2)	1/48th of the shares vest in equal monthly installments over the four years following the vesting commencement date, which is the grant date.

(3)	RSUs vest in four equal annual installments following the grant date.

(4)	1/4th of the shares vest one year after the vesting commencement date, which is the same date as the grant date, and 1/48th of the shares vest monthly thereafter over the next three years.

(5)

Each PSU represents a contingent right to receive ordinary shares, based on the Company’s level of total shareholder return, as measured on December 22, 2017, March 22, 2018 and June 22, 2018 or based on the level of total shareholder return through any earlier change in control. For such purposes, total shareholder return means the percentage change in the price of the Company’s ordinary shares on a compounded annual basis, plus the value of reinvested dividends. The number of shares issued may range from zero (0) shares to the total PSUs granted (i.e. the maximum number of shares issuable).

(6)	The RSUs vest in four equal annual installments following the hire date on June 23, 2014.

(7)	1/4th of the shares vested on June 23, 2015 and the remaining shares vest in 36 equal monthly installments thereafter.

(8)	1/4th of the shares vested on May 19, 2015 and the remaining shares vest in 36 equal monthly installments thereafter.

(9)	RSUs vest in four equal annual installments following the hire date on May 19, 2014.

 Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vested for our named executive officers for the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Timothy P. Walbert	8,330(3)	$ 172,931	32,175(4)	$ 697,232

			49,500(5)	$ 1,072,665

			125,000(6)	$ 2,040,000

Robert F. Carey	—	—	31,025(7)	$ 520,600

			31,000(6)	$ 505,920

David A. Happel	—	—	—	—

Paul W. Hoelscher	—	—	20,000(8)	$ 348,800

			31,000(6)	$ 505,920

Barry J. Moze	—	—	16,075(9)	$ 234,856

			3,925(10)	$ 74,143

			19,250(6)	$ 314,160

(1)	Amount realized upon exercise of options was calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise and multiplying this amount by the number of share exercised. No shares acquired by Mr. Walbert from this exercise have been sold.

(2)	Amount realized upon vesting of stock awards was calculated by multiplying the closing price on the vesting date by the number of shares vested. As of December 31, 2016, no shares acquired on vesting have been sold by any of our named executive officers. Horizon Pharma has withheld from the issuance of shares in settlement of the vesting of the stock awards a number of shares with a value equal to the applicable withholding taxes.

(3)	Represents options granted on January 2, 2013.

(4)	Represents RSUs granted on January 2, 2013, vesting over four annual installments.

(5)	Represents RSUs granted on January 2, 2014, vesting over four annual installments.

(6)	Represents RSUs granted on March 23, 2015, vesting over four annual installments.

(7)	Represents RSUs granted on March 5, 2014, vesting over four annual installments.

(8)	Represents RSUs granted on June 27, 2014, vesting over four annual installments.

(9)	Represents RSUs granted on June 6, 2014, vesting over four annual installments.

(10)	Represents RSUs granted on September 12, 2014, vesting over four annual installments.

 Pension Benefits

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interests.

 Nonqualified Deferred Compensation

In February 2015, the Compensation Committee adopted the Deferred Compensation Plan, which became effective on April 1, 2015. Pursuant to the Deferred Compensation Plan, Participants may elect to defer receipt of their salary and incentive cash compensation. During 2016, we made matching contributions with respect to 50% of the first 6% of deferrals, which is the same general matching contribution formula that we use for our 401(k) Plan, but not restricted by the compensation limits applicable to our 401(k) Plan. Matching contributions generally vest in equal annual installments over a five-year period measured from the Participant’s original hire date. Participants may select among phantom investment alternatives for the deemed investment of their plan accounts, which generally mirror the investment options available for our 401(k) plan.

Payments under the Deferred Compensation Plan will be distributed in the form of a lump sum payment or in up to 20 annual installments upon the Participant’s termination of service or up to five annual installments upon a selected specified distribution date or dates made by the Participant at the time of deferral. However, if a Participant’s service with us terminates prior to the selected distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon a termination of service will generally commence in January of the calendar year that follows the termination of service. In the event of a change in control of Horizon Pharma, all plan balances will generally become immediately payable within 90 days thereafter. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the IRC. In addition, Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the IRC. No withdrawals or distributions from the Deferred Compensation Plan were taken by our named executive officers during 2016.

The following table sets forth certain information regarding the participation of our named executive officers in the Deferred Compensation Plan for the fiscal year ended December 31, 2016.

Executive	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings(3)	Aggregate Balance at December 31, 2016
Timothy P. Walbert	$153,000	$76,500	$22,368	$310,210

Robert F. Carey	$142,500	$28,500	$26,329	$258,439

David A. Happel	$—	$—	$—	$—

Paul W. Hoelscher	$57,000	$28,500	$20,343	$135,829

Barry J. Moze	$60,000	$30,000	$290	$121,774

(1)	All Executive contributions are included in the “Salary” column of the 2016 Summary Compensation Table.
(2)	All Company matching contributions are included in the “All Other Compensation” column of the 2016 Summary Compensation Table.
(3)	The earnings reflected in this column represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. The Deferred Compensation Plan does not guarantee a return on deferred amounts. No amounts included in this column are reported in the 2016 Summary Compensation Table because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

 Potential Payments Upon Termination or Change in Control

In January 2014, we entered into an amendment to the amended and restated employment agreement with Mr. Walbert, our President and Chief Executive Officer, that provides if we terminate Mr. Walbert without cause or if Mr. Walbert resigns for good reason other than in connection with a change in control, he will be entitled to (1) be compensated at his then annual base salary for 12 months from the date of his termination, (2) receive his target bonus in effect at the time of termination or, if none, his last target bonus, (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination, and (4) receive any earned but unpaid discretionary bonus for any prior performance period, if applicable. If Mr. Walbert is terminated without cause or if Mr. Walbert resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. Walbert will fully vest as of the termination date, and Mr. Walbert will be entitled to (1) be compensated at his then annual base salary for two years from the date of his termination, (2) receive two times his target bonus in effect at the time of termination or, if none, two times his last target bonus, (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination and (4) receive any earned but unpaid discretionary bonus for any prior performance period, if applicable. In the event of termination due to Mr. Walbert’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by the Board or Compensation Committee based on actual performance, and any earned but unpaid discretionary bonus for any prior performance period, if applicable.

In March 2014, we entered into an employment agreement with Mr. Carey, our Executive Vice President, Chief Business Officer, that provides if we terminate Mr. Carey without cause or if Mr. Carey resigns for good reason other than in connection with a change in control, he will be entitled to be compensated at his then annual base salary for 12 months from the date of his termination, COBRA health insurance premiums for up to 12 months from the date of his termination, and any earned but unpaid discretionary bonus for any prior performance period. If Mr. Carey is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. Carey will fully vest as of the termination date, and Mr. Carey will be entitled to (1) be compensated at his then annual base salary for 12 months from the date of his termination, (2) receive his target bonus in effect at the time of termination or, if none, his last target bonus, (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination, and (4) receive any earned but unpaid discretionary bonus for any prior performance period, if applicable. In the event of termination due to Mr. Carey’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by the Board or Compensation Committee based on actual performance, and any earned but unpaid discretionary bonus for any prior performance period, if applicable.

In June 2014, September 2014 and October 2016 we entered into employment agreements with Messrs. Hoelscher, Moze and Happel, respectively, that provides each of them with severance benefits on the same terms and conditions as provided in Mr. Carey’s employment agreement as described above.

The following key terms are defined in the employment agreements as follows:

•	Cause is generally defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us.

•	Resignation for good reason is generally defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity.

•	A change in control is defined generally as (1) the sale of all or substantially all of our assets; (2) a merger or consolidation in which we are not the surviving entity and in which the holders of our outstanding voting stock immediately prior to such transaction own less than 50% of the voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (3) a reverse merger in which we are the surviving entity but the ordinary shares outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50% of the voting power of our stock, or where we are a wholly-owned subsidiary of another entity, of our parent; or (4) an acquisition by any person, entity or group of beneficial ownership of at least 75% of the combined voting power entitled to vote in an election of our directors.

Releases. All termination-based payments (other than due to death or complete disability) provided to our named executive officers pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999. Any payment or benefit provided under our named executive officers’ employment agreements or otherwise in connection with a change in control may be subject to an excise tax under Section 4999 of the IRC. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the IRC. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Pursuant to the Transition Agreement, if we terminate Mr. Happel without cause, as defined in the Transition Agreement, prior to May 15, 2017, he will be entitled to receive the full $335,000 retention bonus contemplated by the agreement as well as a full excise tax gross up payment with respect to such payment and any other payments that as a result would be excess parachute payments in connection with the Raptor acquisition.

Pursuant to the Retention Agreement, (1) if we terminate Mr. Happel without cause during the period from May 15, 2017 through November 1, 2017 (Retention Period), he will be entitled to receive the full $750,000 retention bonus contemplated by the agreement, and (2) if Mr. Happel’s employment during the Retention Period is terminated due to Mr. Happel’s death or disability, as defined in the Retention Agreement, he will be entitled to receive a pro-rata portion of the $750,000 retention bonus contemplated by the agreement. All termination-based payments pursuant to the Retention Agreement are contingent upon Mr. Happel’s (or his estate or legal guardian, if applicable) execution of a standard release of claims in our favor.

The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason in connection with a change in control. Except as set forth below, the table below reflects amounts payable to our named executive officers assuming their employment was terminated on December 31, 2016 and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason - No Change of Control						Upon Termination Without Cause or Resignation for Good Reason - Change of Control(1)
Name	Cash Severance ($)	Continuation of Medical Benefits ($)	Bonus ($)(2)	Value of Accelerated Vesting ($)	Estimated Section 4999 Excise Tax and Gross Up Payments ($)(5)	Total ($)	Cash Severance ($)	Continuation of Medical Benefits ($)	Bonus ($)(3)	Value of Accelerated Vesting ($)(4)	Estimated Section 4999 Excise Tax and Gross Up Payments ($)(5)	Total ($)
Timothy P. Walbert	$950,000	$25,746	$1,974,150	$—	$—	$2,949,896	$1,900,000	$25,746	$7,465,150	$8,749,713	$—	$18,140,609
Robert F. Carey	$500,000	$25,746	$270,250	$—	$—	$795,996	$500,000	$25,746	$2,086,250	$2,632,959	$—	$5,244,955
David A. Happel	$500,000	$33,997	$620,975	$—	$1,002,963	$2,157,935	$500,000	$33,997	$620,975	$514,734	$1,002,963	$2,672,669
Paul W. Hoelscher	$500,000	$25,746	$270,250	$—	$—	$795,996	$500,000	$25,746	$2,086,250	$2,159,365	$—	$4,771,361
Barry J. Moze	$550,000	$17,833	$297,175	$—	$—	$865,008	$550,000	$17,833	$1,825,175	$1,658,968	$—	$4,051,976

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change in control.
(2)	Amounts in this column include amounts payable for earned but unpaid bonus for the completed 2016 performance period and a one-time $1,000 discretionary bonus paid to all employees for reaching $1 billion of non-GAAP adjusted net sales. The amount for Mr. Walbert also includes the target bonus payment pursuant to his employment agreement. The amount for Mr. Happel also includes a $128,000 retention bonus and an additional $335,000 retention bonus pursuant to Mr. Happel’s Transition Agreement with Raptor.
(3)	Amounts in this column include maximum payments payable under our Cash LTIP (amounts shown below) and target bonus payments pursuant to our employment agreements with such named executive officer, including amounts payable for earned but unpaid bonus for the completed 2016 performance period and a one-time $1,000 discretionary bonus paid to all employees for reaching $1 billion of non-GAAP adjusted net sales. The amount for Mr. Happel also includes a $128,000 retention bonus and an additional $335,000 retention bonus pursuant to Mr. Happel’s Transition Agreement with Raptor.
(4)	The value of accelerated vesting is equal to the closing share price of $16.18 per share on December 31, 2016, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.
(5)	Represents excise tax gross up payment in connection with the Raptor acquisition, if Mr. Happel is terminated by us without cause prior to May 15, 2017.

The following table sets forth the maximum potential payments payable to our named executive officers under our Cash LTIP upon a change in control, assuming a change in control occurred on December 31, 2016. Actual cash LTIP payment is subject to attainment of the Cash LTIP performance goals. For further information regarding our Cash LTIP, please see “Long-Term Incentives” in our Compensation Discussion and Analysis above.

Name	Payout Upon a Change in Control
Timothy P. Walbert	$4,541,000

Robert F. Carey	$1,566,000

David A. Happel	n/a

Paul W. Hoelscher	$1,566,000

Barry J. Moze	$1,253,000

NON-EMPLOYEE DIRECTOR COMPENSATION

Our compensation policy for non-employee directors who are not affiliated with any holder of more than 5% of our ordinary shares, which was amended in November 2015, provides for the annual cash compensation, payable in equal quarterly installments, set forth below:

•	$100,000 for a non-executive chairman of the Board or lead independent director;

•	$60,000 for all other eligible non-employee directors;

•	$30,000 for the chairman of the Audit Committee, $20,000 for the chairman of the Compensation Committee, $15,000 for the chairman of the Nominating and Corporate Governance Committee and $20,000 for the chairman of the Transaction Committee; and

•	$15,000 for each member of the Audit Committee other than the chairman, $10,000 for each member of the Compensation Committee other than the chairman, $7,500 for each member of the Nominating and Corporate Governance Committee other than the chairman and $12,500 for each member of the Transaction Committee other than the chairman.

In addition, eligible non-employee directors elected or appointed to the Board will automatically be granted (i) a stock option to purchase ordinary shares with an aggregate Black-Scholes option value of $300,000 and (ii) RSUs with an aggregate value of $300,000 on the date of that they are first elected or appointed to the Board. The stock option will vest in 36 equal monthly installments from the date of grant and the RSUs will vest in three equal annual installments from the date of grant. Thereafter, on the date of each Annual General Meeting of Shareholders, eligible non-employee directors will automatically be granted (i) a stock option to purchase ordinary shares with an aggregate Black-Scholes option value of $212,500 and (ii) RSUs with an aggregate value of $212,500. The stock option will vest in 12 equal monthly installments from the date of grant and the RSUs will vest in full upon the first anniversary of the date of grant. Under our amended compensation policy, we also will reimburse eligible non-employee directors up to $15,000 annually for financial counseling services.

Also, we have reimbursed and will continue to reimburse our directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

The following table sets forth compensation information for our non-employee directors who earned or received compensation under our amended compensation policy for non-employee director or otherwise in 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
William F. Daniel	$82,500	$212,504	$212,497	$5,224(2)	$512,725
Michael Grey	$122,500	$212,504	$212,497	$13,823(3)	$561,324
Jeff Himawan	$95,000	$212,504	$212,497	$29,537(2)	$549,538
Virinder Nohria, M.D., Ph.D.	$60,000	$212,504	$212,497	$29,537(2)	$514,538
Ronald Pauli	$100,000	$212,504	$212,497	$13,612(3)	$538,613
Gino Santini	$87,500	$212,504	$212,497	$33,384(2)	$545,885
Thomas H. Watkins	$87,500	$212,504	$212,497	$46,688(2)	$559,189

(1)	The amounts shown in this column reflect the grant date fair value of the awards issued and options granted to our non-employee directors during 2016, calculated in accordance with the provisions of ASC Topic 718. See the assumptions used in the Black-Scholes model in the notes to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	Represents financial planning services payments, taxable travel and gifts, including tax gross up.

(3)	Represents taxable travel and gifts, including tax gross up.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016, with respect to our ordinary shares that may be issued under our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted- average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
2005 Stock Plan (Horizon Pharma, Inc.)	898,713	$14.71	—
2011 Equity Incentive Plan (Horizon Pharma, Inc.)	4,035,527	$7.85	—
2014 Equity Incentive Plan (Horizon Pharma plc)	23,715,043	$22.54	6,952,414
2014 Non-Employee Equity Plan (Horizon Pharma plc)	411,763	$17.57	963,567
2014 Employee Stock Purchase Plan (Horizon Pharma plc)	—	—	3,824,400
Equity compensation plans not approved by shareholders:
None.

(1)	Includes 558,875, 14,744,107 and 130,545 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2011 Plan, our 2014 Plan and our 2014 Non-Employee Equity Plan, respectively.

(2)	The weighted-average exercise price does not include RSUs and PSUs that have no exercise price.

2005 Stock Plan. In October 2005, Horizon Pharma, Inc. (HPI) adopted the 2005 Stock Plan (2005 Plan). Upon the signing of the underwriting agreement related to HPI’s initial public offering, on July 28, 2011, no further option grants were made under the 2005 Plan. All stock awards granted under the 2005 Plan prior to July 28, 2011 continue to be governed by the terms of the 2005 Plan. Upon consummation of the Vidara Merger, we assumed the 2005 Plan.

2011 Equity Incentive Plan. In July 2010, HPI’s board of directors adopted the 2011 Plan. In June 2011, HPI’s stockholders approved the 2011 Plan, and it became effective upon the signing of the underwriting agreement related to HPI’s initial public offering on July 28, 2011. Upon consummation of the Vidara Merger, we assumed the 2011 Plan, and upon the effectiveness of the 2014 Plan, no additional stock awards were or will be made under the 2011 Plan, although all outstanding stock awards granted under the 2011 Plan continue to be governed by the terms of the 2011 Plan.

2014 Equity Incentive Plan and 2014 Non-Employee Equity Plan. On May 17, 2014, HPI’s board of directors adopted the 2014 Plan and the 2014 Non-Employee Equity Plan. On September 18, 2014, at a special meeting of the stockholders of HPI (Special Meeting), HPI’s stockholders approved the 2014 Plan and 2014 Non-Employee Equity Plan. Upon consummation of the Vidara Merger, we assumed the 2014 Plan and 2014 Non-Employee Equity Plan, which serve as successors to the 2011 Plan.

2014 Employee Stock Purchase Plan. On May 17, 2014, HPI’s board of directors adopted the 2014 Employee Stock Purchase Plan. On September 18, 2014, at the Special Meeting, HPI’s stockholders approved the 2014 Employee Stock Purchase Plan. Upon consummation of the Vidara Merger, the Company assumed the 2014 Employee Stock Purchase Plan, which serves as the successor to the Company’s 2011 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We maintain a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of our ordinary shares, including any immediate family members of such persons, any entity owned or controlled by such persons or the trustees of any trust of which the principal beneficiaries are any of such persons. Any related-person transaction may only be consummated if our Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant shareholders identify, any transaction involving them, their affiliates or family members that may be considered a related-person transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the terms available to or from, as the case may be, unrelated third parties; and

•	the availability of other sources for comparable services or products.

In the event a director has an interest in the proposed transaction, the director is expected to recuse himself or herself from the deliberations and approval process.

Certain Related-Person Transactions

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2016, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

2024 Senior Notes

On October 25, 2016, HPI and Horizon Pharma USA, Inc., our wholly-owned subsidiary (HP USA), completed a private placement of $300.0 million aggregate principal amount of 8.75% Senior Notes due 2024 (the 2024 Senior Notes) to certain investment banks acting as initial purchasers who subsequently resold the 2024 Senior Notes to qualified institutional buyers as defined in Rule 144A under the Securities Act. The net proceeds from the 2024 Senior Notes were approximately $291.9 million.

Purchasers of the 2024 Senior Notes included the following holders of more than 5% of our ordinary shares, or entities affiliated with them, at the time of the transaction. The following table sets forth the principal amount of the 2024 Senior Notes purchased by such holders:

Participants	Principal Amount
5% or greater shareholders
FMR LLC and its affiliates	$26,000,000
BlackRock, Inc.	$100,000

2016 Incremental Loan Facility

On October 25, 2016, HPI and HP USA (together, in such capacity, the Incremental Borrowers) entered into an amendment to our credit agreement with Citibank, N.A., as administrative and collateral agent, and Bank of America, N.A., as the incremental B-1 lender thereunder, pursuant to which the Incremental Borrowers borrowed $375.0 million aggregate principal amount of loans (the 2016 Incremental Loan Facility). The net proceeds from the 2016 Incremental Loan Facility were approximately $364.3 million.

Lenders under the 2016 Incremental Loan Facility included the following holder of more than 5% of our ordinary shares, or entities affiliated with them, at the time of the transaction. The following table sets forth the principal amount of the 2016 Incremental Loan Facility funded by such holder:

Participants	Principal Amount
5% or greater shareholders
FMR LLC and its affiliates	$25,000,000

Employment Agreements and Transition/Retention Arrangements

We have entered into employment agreements with our named executive officers and a Transition Agreement and a Retention Agreement with Mr. Happel. Each of these agreements is described in the “Grants of Plan-Based Awards — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change in Control” sections of this Proxy Statement.

Other Arrangements

Certain of our named executive officers and directors have family members also employed by us. Timothy P. Walbert has a sister employed by us who received approximately $130,000 in total compensation in 2016 and a sister-in-law employed by us who received approximately $132,000 in total compensation in 2016. Barry J. Moze has a daughter employed by us who received approximately $147,000 in total compensation in 2016. H. Thomas Watkins has a son employed by us who received approximately $147,000 in total compensation in 2016.

Stock Options and Stock Awards Granted to Executive Officers and Directors

We have granted stock options, RSUs and PSUs to our named executive officers and directors, which are described in the “Grants of Plan Based Awards” above.

Indemnification of Officers and Directors

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our company or any of our subsidiaries or other affiliated enterprises. The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Memorandum and Articles of Association, the Irish Companies Act 2014, any other agreement, a vote of the shareholders of our company, a resolution of directors of our company or otherwise. We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors. We also maintain directors’ and officers’ liability insurance.

Certain of our executive officers and directors have also entered into separate indemnification agreements with HPI prior to the Vidara Merger.

PROPOSAL 2

APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION

Since we are an Irish company, our statutory auditor is required under the Irish Companies Act 2014 to be based in Ireland. Our statutory auditor is PricewaterhouseCoopers (Ireland).

The Board recommends that the shareholders (i) approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as the independent registered public accounting firm for the Company for the year ending December 31, 2017 and (ii) authorize the Audit Committee to determine the remuneration of our independent registered public accounting firm and our statutory auditor. PricewaterhouseCoopers provided services in connection with the audit of our financial statements for the year ended December 31, 2016, assistance with our Annual Report on Form 10-K for the year ended December 31, 2016, and consultation on matters relating to accounting and financial reporting.

A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The (i) approval of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm and (ii) authorization of the Audit Committee to determine the remuneration of our independent registered public accounting firm and statutory auditor require that the number of votes cast in favor exceed the number of votes cast in opposition at the Annual General Meeting at which a quorum is present. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company in 2016 and 2015, by PricewaterhouseCoopers:

	2016	2015
Audit fees(1)	$3,655,000	$3,447,000
Audit-related fees(2)	147,000	—
Tax fees(3)	77,000	33,000
All other fees(4)	6,000	7,000

Total	$3,885,000	$3,487,000

(1)	Audit fees consist of fees for professional services performed by PricewaterhouseCoopers for the audit of our annual financial statements, review of our quarterly financial statements, review of and consents for our registration statements and filings, comfort letters and related services that are normally provided in connection with statutory and regulatory filings or engagements. The increase in audit fees from 2015 to 2016 was the result of the growth of our business and increase in legal entities requiring statutory filings that generally do not support the group audit opinion, as well as the acquisitions of Crealta Holdings LLC and Raptor and related financings, valuations, purchase accounting, SEC filings and pro forma financial statements.
(2)	Audit-related fees consist of fees related to the SAP, an enterprise resource planning software, Phase I post-implementation testing to support the audit, including information technology general control design assessment, data conversion/migration assessment, financial reporting and interface control design assessment, system development life cycle assessment, user access and segregation of duties monitoring, and administrative access controls.
(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers with respect to tax advice and assistance with examinations and elections.
(4)	License fees for PricewaterhouseCoopers’ accounting and auditing research library software.

The Audit Committee has considered whether provision of the above audit-related services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining the registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. The Audit Committee pre-approved all such services in 2016 and 2015.

Resolution

The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that (i) the appointment of PricewaterhouseCoopers LLP (United States) as the independent registered public accounting firm for the Company for the year ending December 31, 2017 be approved and (ii) the Audit Committee is authorized to determine the remuneration of the Company’s independent registered public accounting firm and its statutory auditor.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, the Company’s shareholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Because the vote is advisory, it is not binding on the Board or the Company. The non-binding advisory vote is commonly referred to as a “say-on-pay” vote. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Compensation Committee‘s philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful biopharmaceutical company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities. In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Shareholders are urged to read the Compensation Discussion and Analysis, beginning on page 20 of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure in this Proxy Statement that describe the compensation of our named executive officers in fiscal year 2016.

Say-on-Pay Vote

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual General Meeting. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2018 Annual General Meeting of Shareholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES

Under Irish law, neither we nor any of our subsidiaries may make market purchases or overseas market purchases (each such term having the meaning set out in Section 1072 of the Companies Act 2014) of our ordinary shares without shareholder approval. Accordingly, shareholders are being asked to authorize us, or any of our subsidiaries, to make market purchases or overseas market purchases of up to approximately 10% of our issued ordinary shares as of December 31, 2016.

If adopted, this authority will expire at the close of business on November 3, 2018, unless renewed at the Annual General Meeting of Shareholders in 2018; we expect to propose renewal of this authorization at subsequent annual general meetings of shareholders. Such purchases would be made only at price levels which the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

In order for us or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares, such shares must be purchased on a “recognized stock exchange.” The NASDAQ Stock Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of the passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

“RESOLVED, that Horizon Pharma Public Limited Company (the “Company”) and any subsidiary of the Company are hereby generally authorized to make market purchases or overseas market purchases of ordinary shares in the Company of nominal value $0.0001 each (the “Shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and the following provisions:

(a)	the maximum number of Shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 16,000,000 Shares (which represents approximately 10% of the Company’s issued ordinary shares as of December 31, 2016);

(b)	the maximum price to be paid for any Share shall be an amount equal to 110% of the closing price on the NASDAQ Stock Market for the Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any Share shall be the nominal value of such Share; and

(c)	this general authority will be effective from the date of passing of this resolution and will expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of Shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

PROPOSAL 5

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF ASSOCIATION TO PROVIDE FOR A PLURALITY VOTING STANDARD IN THE EVENT OF A CONTESTED ELECTION

The purpose of Proposal 5 is to make certain amendments to the Company’s Articles of Association in order to provide that, in the event of a contested director election, the directors will be elected by a plurality voting standard.

The description of the following proposed amendments is only a summary and is qualified in its entirety by reference to the complete text of the proposed amendments, which is attached to the Proxy Statement as Annex A. We urge you to read Annex A in its entirety before you cast your vote.

Today, the Company has a majority voting standard for both uncontested and contested director elections. However, in the context of contested director elections, many consider that a plurality voting standard is more appropriate for a number of reasons, including to avoid the risk of a failed election (that is, where one or more directors fails to receive a majority of the votes cast). Under a plurality voting standard, the nominees receiving the highest number of votes for the available seats, regardless of whether the nominees receive a majority of the votes cast in the election, would be elected as directors.

In the United States there has been an evident shift from the historically dominant plurality voting standard in all director elections to a majority voting standard in uncontested elections and a plurality standard in contested elections. A survey of the 500 largest public companies in the United States revealed that over 80% had a majority voting standard for uncontested elections. However, many companies with a majority voting standard have retained a plurality voting standard solely for contested elections.

The Board recommends that shareholders approve the amendments to our Articles of Association to provide for a plurality voting standard in the event of a contested election. These amendments, if approved, would provide that where the number of persons who are validly nominated for election or re-election as directors exceeds the number of vacancies on the Board, only those director nominees receiving the most votes for the available Board seats would be elected as directors. In addition, we are also proposing a small number of consequential amendments to the Articles of Association in order to update certain Articles to reflect the adoption of the plurality voting standard for contested elections.

These amendments do not affect the sole authority of the Board to set the size of the Board under our Articles of Association.

The Board is of the opinion that it is in the best interests of our shareholders to approve the plurality voting standard in the event of contested elections, while maintaining the Company’s majority voting standard in the case of uncontested elections. Accordingly, Proposal 5 asks shareholders to approve the amendments to the Articles of Association to provide for plurality voting in a contested election.

As this resolution is a special resolution, it will need to be approved by the affirmative vote of 75% or more of the votes cast in person or by proxy at the Annual General Meeting.

The text of the resolution in respect of Proposal 5 is as follows:

“RESOLVED that the Articles of Association of Horizon Pharma Public Limited Company be, and hereby are, amended in the manner provided in Annex A of this Proxy Statement.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s ordinary shares as of January 31, 2017 by: (i) each director and nominee for director; (ii) each of the named executive officers in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its ordinary shares. The table is based upon information supplied by the Company’s officers, directors and principal shareholders and/or a review of Schedules 13D and 13G, if any, documents filed with the SEC and other sources.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The number of ordinary shares used to calculate the percentage ownership of each listed person includes the ordinary shares underlying options, warrants or other rights held by such persons that are exercisable as of April 1, 2017, which is 60 days after January 31, 2017.

Percentage of beneficial ownership is based on 161,793,557 ordinary shares outstanding as of January 31, 2017. Unless otherwise indicated, the address for the following shareholders is c/o Horizon Pharma plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Name and Address of Beneficial Owner or Identity of Group	Number and Percentage of Shares Beneficially Owned
	Ordinary Shares	Percentage
5% or greater shareholders:
BlackRock, Inc.(1)	13,067,967	8.1%
40 East 52nd Street
New York, NY 10022
Kingdon Capital Management, L.L.C.(2)	12,748,199	7.9%
152 West 57th Street
New York, NY 10019
The Vanguard Group, Inc.(3)	12,242,679	7.6%
100, Vanguard Blvd.
Malvern, PA 19355
Deerfield Mgmt, L.P.(4)	8,956,988	5.5%
780 Third Avenue, 37th Floor
New York, NY 10017
Directors (other than Timothy P. Walbert):
William F. Daniel(5)	70,185	*
Michael Grey(6)	88,844	*
Jeff Himawan, Ph.D. (7)	19,243	*
Virinder Nohria, M.D., Ph.D.(8)	222,885	*
Ronald Pauli(9)	87,426	*
Gino Santini(10)	87,426	*
H. Thomas Watkins(11)	109,049	*
Named Executive Officers:
Timothy P. Walbert(12)	2,592,007	1.6%
Robert F. Carey(13)	532,841	*
David A. Happel	-	*
Paul W. Hoelscher(14)	276,749	*
Barry J. Moze(15)	221,463	*
All current executive officers and directors as a group (17 persons)(16)	5,187,316	3.2%

*	Represents beneficial ownership of less than one percent.
(1)	Includes 13,067,967 ordinary shares beneficially owned by BlackRock, Inc. This information is based on a Schedule 13G filed on January 30, 2017 with the SEC.

(2)	Includes 12,748,199 ordinary shares beneficially owned by Kingdon Capital Management, LLC and Mark Kingdon. This information is based on the Schedule 13G filed on February 15, 2017 with the SEC.
(3)	Includes 12,242,679 ordinary shares beneficially owned by The Vanguard Group Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. This information is based on the Schedule 13G/A filed with the SEC on February 13, 2017.
(4)	Includes 8,956,988 ordinary shares beneficially owned by Deerfield Mgmt, L.P., Deerfield Management Company, L.P., the Deerfield Funds (as defined below) and James E. Flynn. Deerfield Mgmt, L.P. is the general partner, and Deerfield Management Company, L.P. is the investment advisor, of Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. (collectively, the Deerfield Funds). This information is based on the Schedule 13G/A filed with the SEC on February 14, 2017.
(5)	Includes (a) 14,656 ordinary shares held by GoodBody Trustees Limited, of which Mr. Daniel has beneficial ownership, and (b) 55,529 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options.
(6)	Includes (a) 5,258 ordinary shares held by GoodBody Trustees Limited, of which Mr. Grey has beneficial ownership, and (b) 83,586 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options.
(7)	Includes 19,243 ordinary shares that Dr. Himawan has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options.
(8)	Includes (a) 189,836 ordinary shares, (b) 5,258 ordinary shares held by GoodBody Trustees Limited, of which Dr. Nohria has beneficial ownership and (c) 27,791 ordinary shares that Dr. Nohria has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options.
(9)	Includes (a) 3,840 ordinary shares held by GoodBody Trustees Limited, of which Mr. Pauli has beneficial ownership, and (b) 83,586 ordinary shares that Mr. Pauli has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options.
(10)	Includes (a) 3,840 ordinary shares held by GoodBody Trustees Limited, of which Mr. Santini has beneficial ownership, and (b) 83,586 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options.
(11)	Includes (a) 6,000 ordinary shares, (b) 10,000 ordinary shares held by T-H Family Limited Partnership, of which Mr. Watkins is a general/managing partner, (c) 5,258 ordinary shares held by GoodBody Trustees Limited, of which Mr. Watkins has beneficial ownership, and (d) 87,791 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options.
(12)	Includes (a) 378,846 ordinary shares, (b) 2,088,161 ordinary shares that Mr. Walbert has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options, and (c) 125,000 ordinary shares issuable within 60 days of January 31, 2017 pursuant to the vesting of RSUs.
(13)	Includes (a) 600 ordinary shares, (b) 120,303 ordinary shares held by the Robert F. Carey III Trust dated April, 24, 2001, of which Mr. Carey is a trustee, (c) 343,000 shares that Mr. Carey has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options, (d) 62,025 ordinary shares issuable within 60 days of January 31, 2017 pursuant to the vesting of RSUs, and (e) 6,913 ordinary shares issuable upon the exercise of warrants.
(14)	Includes (a) 45,874 ordinary shares, (b) 199,875 ordinary shares that Mr. Hoelscher has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options, and (c) 31,000 ordinary shares issuable within 60 days of January 31, 2017 pursuant to the vesting of RSUs.
(15)	Includes (a) 43,417 ordinary shares, (b) 158,796 ordinary shares that Mr. Moze has the right to acquire from us within 60 days of January 31, 2017 pursuant to the exercise of stock options, and (c) 19,250 ordinary shares issuable within 60 days of January 31, 2017 pursuant to the vesting of RSUs.
(16)	Includes the following shares beneficially owned by our current executive officers (which includes Brian K. Beeler, Michael A. DesJardin, George P. Hampton, Vikram Karnani and Jeffrey W. Sherman, M.D., FACP) and directors, in the aggregate: (a) 1,101,899 ordinary shares, (b) 3,802,979 ordinary shares that can be acquired within 60 days of January 31, 2017 pursuant to the exercise of stock options, (c) 275,525 ordinary shares issuable within 60 days of January 31, 2017 pursuant to the vesting of RSUs, and (d) 6,913 ordinary shares issuable upon the exercise of warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received and the written representations from certain reporting persons, the Company has determined that no officer, director or ten percent beneficial owner known to the Company was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2016, with the exception of Timothy J. Ackerman (who was an executive officer during the fiscal year ended December 31, 2016), who inadvertently filed one Form 4 reporting one transaction one day late.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual General Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual General Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Horizon Pharma shareholders will be “householding” the Company’s proxy materials. A single set of Annual General Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual General Meeting materials, please notify your broker or Horizon Pharma. Direct your written request to David G. Kelly, Company Secretary, at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or contact David G. Kelly at + 353 1 772 2100 (Ireland). Shareholders who currently receive multiple copies of the Annual General Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered.

Shareholder Proposals

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2018 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than                     , 2017. However, if our 2018 Annual General Meeting of Shareholders is not held between April 3, 2018 and June 2, 2018, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials. Such proposals should be delivered to Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Our Memorandum and Articles of Association provide that shareholder nominations of persons to be elected to the Board at an annual general meeting and the proposal of other business to be considered by the shareholders at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our Memorandum and Articles of Association. Such written notice and information must be received by our Company Secretary at our registered office (i) no earlier than the close of business on                     , 2017, which is 150 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders in connection with the Annual General Meeting, if such nomination is to be included in the Company’s proxy statement and form of proxy relating to an annual general meeting of shareholders, and (ii) no later than the close of business on                     , 2018, which is 90 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders in connection with the Annual General Meeting, if such nomination is not to be included in the Company’s proxy statement and form of proxy relating to an annual general meeting of shareholders. Each submission must:

•	set forth the name, age, business address and residence address of each individual whom the shareholder proposes to nominate for election or re-election as a director;

•	set forth the principal occupation or employment of such nominee;

•	set forth the class and number of our ordinary shares which are owned of record and beneficially by such nominee;

•	set forth the date or dates on which such ordinary shares were acquired and the investment intent of such acquisition;

•	include a completed and signed questionnaire, representation and agreement required by article 98.4 of our Articles of Association;

•	include such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

•	include the information required by article 98.3 of our Articles of Association.

Our Memorandum and Articles of Association provide that other resolutions may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of our Board; (ii) it is proposed at the direction of the Irish High Court; (iii) it is requisitioned in writing by such number of shareholders of record as is prescribed by, and is made in accordance with, Section 178 of the Irish Companies Act 2014 or (iv) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting. In addition, the proxy solicited by our Board for the 2018 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by                     , 2018 and (ii) if we have received notice of such proposal by                     , 2018, if the 2018 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. On any other business which may properly come before the annual general meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this Proxy Statement, the proxy will act at his/her discretion.

Presentation of Irish Statutory Financial Statements

Our Irish statutory financial statements for the fiscal year ended December 31, 2016, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting in accordance with the requirements of the Irish Companies Act 2014. Our Irish statutory financial statements will be approved by the Board. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. Our Irish statutory financial statements will be available on our website at www.horizonpharma.com on or before April 11, 2017.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David G. Kelly
Company Secretary

                    , 2017

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Company Secretary, Horizon Pharma plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

ANNEX A

PLURALITY VOTING IN CONTESTED ELECTIONS AMENDMENTS TO THE COMPANY’S ARTICLES OF ASSOCIATION

Note: the amendments set out in this Annex A are reflected as a comparison to the Articles of Association of the Company as at the date of this Proxy Statement.

Plurality Voting in Contested Election Amendments

Articles 90, 150, 151, 152 and 153 shall be amended as follows:

90.	~~Except~~Subject to Article 152, except where a greater majority is required by the Acts or these Articles, any question proposed for a decision of the Members at any general meeting of the Company or a decision of any class of Members at a separate meeting of any class of Shares shall be decided by an Ordinary Resolution.

150.	The Directors shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Directors in office and each class need not be of equal size or number. The term of the initial Class I directors shall terminate on the date of the 2015 annual general meeting; the term of the initial Class II directors shall terminate on the date of the 2016 annual general meeting; and the term of the initial Class III directors shall terminate on the date of the 2017 annual general meeting. At each annual general meeting of Members beginning in 2015, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. Save as otherwise permitted in or prescribed by these Articles, Directors will be elected by way of Ordinary Resolution of the Company in general meeting. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman of the Board may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual general meeting for the year in which her term expires and until her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by decision of a majority of the Board then in office, provided that a quorum is present. Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of her predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

151.	During any vacancy in the Board, the remaining Directors shall have full power to act as the Board. ~~If, at any general meeting of the Company, the number of Directors is reduced below the minimum prescribed by the Board in accordance with Article 113 due to the failure of any persons nominated to be Directors to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favour of election shall be elected in order to maintain the prescribed minimum number of Directors and each such Director shall remain a Director (subject to the provisions of the Acts and these Articles) only until the conclusion of the next annual general meeting of the Company unless such Director is elected by the Members during such meeting.~~

~~152.~~	~~The Company may by Ordinary Resolution appoint any person to be a Director.~~

152.	If, at any general meeting, the number of the persons who are validly nominated for election or re-election in accordance with these Articles (the “Director Nominees”), exceeds the maximum number of persons who may be appointed as Directors at that general meeting on the basis of:

A-1

1.1	the size of the Board determined in accordance with Article 113;

1.2	and the number of existing Directors who are to remain on the Board without seeking re-election,

(such maximum number being the “Available Director Positions”) then each of the Director Nominees shall be voted upon as a separate resolution and the Director Nominees who shall be elected as Directors shall be only those Director Nominees (in number equal to the Available Director Positions) who receive the highest number of votes of all Director Nominees in favour of their election or re-election.

153.	Article 152 shall not limit the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint Directors in accordance with the terms of issue of such class or series and nothing in Article 152 will require or result in the removal of a Director whose election or re-election to the Board was not voted on at the relevant general meeting.

A-2

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2017.

Vote by Internet
• Go to www.envisionreports.com/HZNP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends you vote “FOR” each of the nominees for director listed below and
“FOR” Proposals 2, 3, 4 and 5.

+
1.	Election of Class III Director Nominees:	For	Against	Abstain		For	Against	Abstain
2. 3.

1.a – Gino Santini

1.b – Timothy P. Walbert

Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017 and authorization of the Audit Committee to determine the auditors’ remuneration.

Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement.

		☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	4. 5.

Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

Approval of an amendment to our Articles of Association to provide that, in the event of a contested election, directors will be elected by a plurality voting standard.

						☐ ☐	☐ ☐	☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.

∎	1 U P X	+

02J3KB

2017 Annual General Meeting Admission Ticket

2017 Annual General Meeting of

Horizon Pharma plc Shareholders

May 3, 2017, 3:00 p.m. Local Time (Ireland)

Connaught House

1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders.

The Proxy Statement and the 2016 Annual Report to Shareholders are available at: www.edocumentview.com/hznp

The 2016 Irish Statutory Financial Statements will be available on our website at

www.horizonpharma.com on or before April 11, 2017

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — HORIZON PHARMA PLC

Notice of 2017 Annual General Meeting of Shareholders

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders — May 3, 2017

The undersigned hereby appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Pharma plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of Horizon Pharma plc to be held at 3:00 p.m. (local time) on May 3, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3, 4 and 5.

(Proposals to be voted appear on reverse side.)

C	Non-Voting Proposals

Change of Address — Please print new address below.	Comments — Please print your comments below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.	+